As filed with the Securities and Exchange Commission on March 28, 2001


                      Registration Statement No. 333-53658

===============================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    -----------------------------------------


                               AMENDMENT NO. 4 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    -----------------------------------------

                             WORLD DIAGNOSTICS INC.
                 (Name of Small Business Issuer in its Charter)

          Delaware                        541990                 65-0742342
          --------                        ------                 ----------
  (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

        16250 N.W. 59th Avenue, Miami Lakes, Florida 33014 (305) 827-3304
        -----------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                              Ken Peters, President
                             World Diagnostics Inc.
                             16250 N.W. 59th Avenue
                           Miami Lakes, Florida 33014
                                 (305) 827-3304
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                              Craig R. Parker, Esq.
                             Herrick, Feinstein LLP
                                 Two Park Avenue
                               New York, NY 10016
                                 (212) 592-1561

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                    -----------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 28, 2001


                             WORLD DIAGNOSTICS INC.

                        7,706,760 SHARES OF COMMON STOCK
                     2,250,000 CLASS A COMMON STOCK WARRANTS
                     2,250,000 CLASS B COMMON STOCK WARRANTS

===============================================================================

         The selling securityholders of World Diagnostics Inc. listed on pages 24 through 29 of this prospectus are selling up to the following amounts of shares of our common stock and warrants to purchase shares of our common stock:

      o  3,206,760 shares currently owned,

      o  2,250,000 Class A Warrants, at an exercise price of $1.375 per share,

      o 2,250,000 Class B Warrants, at an exercise price of $1.625 per share, and

      o 4,500,000 shares issuable upon the exercise of all 4,500,000 Class A and Class B Warrants

         We will not receive any of the proceeds from the sale of common stock or warrants by the selling securityholders, but we will receive all of the proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised.

         The selling securityholders' shares and warrants may be offered from time to time by the selling securityholders directly to purchasers or to or through broker-dealers who may act as agents or principals. The selling securityholders intend to sell the shares and warrants into the public market from time to time.

         The selling securityholders will pay all brokerage commissions and discounts attributable to the sale of the shares and warrants plus brokerage fees. We are responsible for all other costs, expenses and fees incurred in registering the shares and warrants offered by this prospectus.

         Our common stock is traded under the symbol "WDGI" on the Nasdaq OTC Bulletin Board, and we will apply to have our Class A Warrants and Class B Warrants listed on the Nasdaq OTC Bulletin Board


         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 This date of this prospectus is March 28, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................4
         Risks Relating to Our Company............................................................................4
         Risks Relating to Our Strategy and Industry..............................................................7
         Risks Relating to the Offering..........................................................................15

FORWARD-LOOKING STATEMENTS.......................................................................................17

USE OF PROCEEDS..................................................................................................18

CAPITALIZATION...................................................................................................18

PLAN OF DISTRIBUTION.............................................................................................19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................21

SECURITY OWNERSHIP OF PRINCIPAL  AND SELLING SECURITYHOLDERS AND MANAGEMENT......................................26

DESCRIPTION OF SECURITIES........................................................................................33

DELAWARE ANTI-TAKEOVER LAW.......................................................................................36

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................37

ORGANIZATION WITHIN LAST FIVE YEARS..............................................................................37

DESCRIPTION OF BUSINESS..........................................................................................38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................58

EXECUTIVE COMPENSATION...........................................................................................59

CHANGES IN AND DISAGREEMENTS WITH  ACCOUNTANTS ON ACCOUNTING  AND FINANCIAL DISCLOSURE...........................61

LEGAL MATTERS....................................................................................................62

EXPERTS..........................................................................................................62

HOW YOU CAN GET MORE INFORMATION ABOUT US........................................................................62

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-1

FINANCIAL STATEMENTS............................................................................................F-2

                                      (i)

                               PROSPECTUS SUMMARY

         Read this entire prospectus carefully. The following summary is qualified by the more detailed information, including "Risk Factors," appearing elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires, the terms "we," "us," or "our" shall mean World Diagnostics Inc. For more information about us, see "How You Can Get More Information About Us."

OUR BUSINESS

         We began operations in February 1997 for the purpose of selling in emerging international markets medical diagnostic test kits, which are kits containing all of the components needed to diagnose or measure the level a particular illness or disorder in a human, and plastic and glass disposables used in laboratories, such as needles, band aids, syringes, tubes culture swabs, sterile containers, containers to hold reagents, blood drawing devices and thermometers.


         Our revenues were $1,463,417 for the fiscal year ended March 31, 2000 and $1,426,915 for the nine months ended December 31, 2000. Our net loss was $(1,701,820) for the fiscal year ended March 31, 2000 and $(1,393,110) for the nine months ended December 31, 2000.


         Currently, we supply and export approximately 1,000 different kinds of medical diagnostic test kits and plastic and glass disposables used in laboratories. We sell our products through a network of 96 distributors covering 76 countries and through our website, www.GLOBALeMED.com, which is provided in four languages - English, Spanish, French, German and Portuguese. Our website is also accessible through our other Internet addresses: www.labtestkits.com and www.worlddiagnostics.com. Our customers are private laboratories, hospital laboratories, clinic laboratories, laboratories in doctors' offices and government laboratories. Our products are specifically designed to be easy to use for the average laboratory technician. The products that we market under our own logo include rapid tests that can be administered in a doctor's office, known as point of care tests, to test for certain diseases, such as infections, cancers, chemical dysfunctions and organ dysfunctions. The kits incorporate genetically engineered technology to diagnose infectious diseases, such as HIV, cholera, hepatitis and tuberculosis, as well as various sexually transmitted diseases. We also offer products designed by other companies, such as Sigma Diagnostics, Zeus Laboratories and Danam Electronics. These companies supply us with products including, among others, coagulation testing products, autoimmune diagnostic products and hematology diagnostic products.

         Our GLOBALeMED business-to-business e-commerce website offers more than just a transactional shopping site on which to purchase our products. It offers relevant information to distributors and end users, who are laboratory professionals who process tests in a laboratory, and provides technical information about products, digital training videos on how to use our products and relevant information about industry news, seminars, trade shows and publications relating to diagnostic laboratory test procedures. The GLOBALeMED system may be utilized by our distributors to serve end-users of our products, such as hospitals, clinical laboratories, physician's offices and pharmacies that specialize in over-the-counter products, primarily in the emerging international markets, such as the Caribbean, South America and Eastern Europe. Our end-users can also purchase our products and access information directly from our website.

OUR LOCATION

         Our executive offices are located at 16250 N.W. 59th Avenue, Miami Lakes, Florida 33014. Our telephone number is (305) 827-3304 and our facsimile number is (305) 827-3305.

THE OFFERING

       Common stock offered by
       selling securityholders..........................           7,706,760 shares (1)

       Class A Warrants offered by
       selling securityholders..........................           2,250,000 warrants

       Class B Warrants offered by the
       selling securityholders..........................           2,250,000 warrants

       Common Stock Outstanding:
            Before the offering.........................           7,255,120 shares
            After the offering (1)......................           11,755,120 shares

       Use of Proceeds..................................           We will not receive any proceeds from the sale
                                                                   of shares of common stock or warrants by the
                                                                   selling securityholders.
       OTC Bulletin Board Symbol for the
          common stock..................................           WDGI

       Proposed OTC Bulletin Board Symbol:
          Class A Warrants..............................           To be assigned by the OTC Bulletin Board in
          Class B Warrants..............................           accordance with its rules and regulations,
                                                                   upon the first trade of the warrants.

(1) This figure assumes that all Class A Warrants and Class B Warrants are exercised and therefore includes all 4,500,000 shares of common stock issuable upon possible exercise of these warrants.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

                                                                                           Nine Months Ended
                                                       Year ended March 31,                   December 31,
                                                  --------------------------        -------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:            2000            1999              2000                1999
                                                  -----------      ---------        ------------        -----------
                                                    (audited)       (audited)        (unaudited)        (unaudited)
Revenues                                          $ 1,463,417      $ 576,250        $  1,426,915        $   927,891
                                                  -----------      ---------        ------------        -----------
Loss from operations before extraordinary item    $(1,207,882)     $(778,936)       $ (1,339,259)         $(659,679)

Extraordinary loss on extinguishment of debt         (493,938)       (45,542)            (53,851)          (493,938)
                                                  -----------      ---------        ------------        -----------
Net Loss                                          $(1,701,820)     $(824,478)       $ (1,393,110)       $(1,153,617)
                                                  ===========      =========        ============        ===========
Basic and dilutive common loss per share:
Loss from operations before extraordinary item          (0.29)         (0.25)              (0.27)             (0.16)
Extraordinary item                                      (0.12)         (0.02)              (0.01)             (0.12)
                                                  -----------      ---------        ------------        -----------
                                                        (0.41)         (0.27)              (0.28)             (0.28)
                                                  -----------      ---------        ------------        -----------
Weighted average number of common shares
outstanding                                         4,210,256      3,070,528           5,029,306          4,183,665



         The following table summarizes our balance sheet as of December 31, 2000 and March 31, 2000. See "Use of proceeds" and "Capitalization."

                                              Actual             Actual
                                             March 31,         December 31,
CONSOLIDATED BALANCE SHEET DATA:               2000               2000
                                            ---------          -----------
Cash and cash equivalents                   $  80,817          $1,260,603
Working capital (deficit)                    (672,194)          1,268,963
Total assets                                  813,262           2,220,267
Long-term debt, less current portion           28,231              26,397
Total shareholders equity (deficit)          (522,035)          1,513,880

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION SPECIFIED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE MAKING AN INVESTMENT IN OUR SECURITIES. AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE IN NATURE AND INVOLVES NUMEROUS RISKS. NO PURCHASE OF THE COMMON STOCK OR WARRANTS SHOULD BE MADE BY ANY PERSON WHO CANNOT AFFORD TO LOSE THE ENTIRE AMOUNT OF SUCH INVESTMENT.

                          RISKS RELATING TO OUR COMPANY

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR HISTORICAL FINANCIAL DATA MAY NOT ALLOW YOU TO ACCURATELY ASSESS THE PROSPECTS FOR OUR BUSINESS.

         We were organized in February 1997, and have only a limited operating history. Accordingly, it is difficult to project future revenue growth based on past performance of our business, and our ability to increase sales and profits is difficult to evaluate from our limited historical financial data. Therefore, an assessment of our prospects based on such data may not be accurate.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL OF SELLING THROUGH DISTRIBUTORS AND VIA THE INTERNET IS EVOLVING AND UNPROVEN.

         The success of our business depends on our distributor network, developing customer leads and commercial acceptance of effecting transactions to purchase medical diagnostic products and plastic and glass disposables used in laboratories via the Internet. We cannot predict whether we will increase sales to the volume or at prices we need to become profitable. Although our distributor network and transactions with customers via the Internet are growing rapidly, we cannot be certain that this growth will continue in its present form, or at all, or that Internet growth will mean increased sales for us.

WE ARE VULNERABLE TO THE UNCERTAINTIES AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES, WHICH COULD FURTHER HINDER OUR SUCCESS.

         As a new company, we are subject to the uncertainties and difficulties encountered by early stage businesses, such as our ability to implement sales and marketing plans and retain and motivate qualified personnel. As our business grows and matures, we anticipate that our distributor network will require that we provide new and different customer services that meet the needs of our customers and we do not know whether we will be able to adapt to those changes. These new customer services include:

         o Corresponding with and providing information directly to our customers via the Internet rather than using facsimile transmissions,

         o 24 hour, 7 days per week access to technical support for our customers, and

         o Instructional videos and seminars accessible via the Internet.

         We do not know whether we will successfully implement our strategy to increase sales online through our GLOBALeMED system, whether we will generate sufficient net cash flow from operations, or whether we will be able to obtain sufficient funding to satisfy all of our working capital needs, trade payables and obligations under capital leases.

DUE TO OUR CURRENT FINANCIAL CONDITION, WE MAY BE UNABLE TO CONTINUE OUR BUSINESS AS IT IS NOW BEING CONDUCTED.

         The report of our independent certified public accountants in connection with the audited financial statements as of March 31, 2000 and March 31, 1999 and for each of the two years then ended, contains an explanatory paragraph indicating factors that create substantial doubt about our ability to continue our business as it is now operating in its current financial situation. Factors considered in this assessment include recurring net losses since inception and uncertainty surrounding future equity financing. Although we recently completed an equity financing of $2.25 million, no assurance can be given that these funds will be adequate to finance our business until it becomes profitable, or that additional sources of financing will be available on terms acceptable to the company.

WE HAVE A HISTORY OF AND EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE.

         To date we have not been profitable. We have incurred significant losses since inception and we expect further losses in the future. We reported a net loss of $1,393,110, including an extraordinary loss from debt extinguishments of $53,851 for the nine months ended December 31, 2000. As of December 31, 2000, our accumulated deficit was $4,041,450. Although our revenues have grown in recent quarters, we cannot be certain that our revenues will continue to grow or that we will obtain sufficient revenues to achieve profitability.

OUR GROWTH WILL LIKELY REQUIRE ADDITIONAL CAPITAL, WHICH, IF NOT AVAILABLE WHEN NEEDED COULD CAUSE US TO CURTAIL OR EVEN TERMINATE OPERATIONS.

         We may require additional working capital and other funds in order to hire additional personnel to support our customers, increase our advertising and marketing program, and operate our business as we expand our operations. We may not be able to raise additional capital in the future on terms acceptable to us, or at all, to meet these plans. If we require additional financing and acceptable sources of financing are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding, and we could even be forced to terminate operations completely.

OUR FUTURE FINANCING AGREEMENTS MAY CONTAIN RESTRICTIONS THAT AFFECT OUR ABILITY TO TAKE CERTAIN BUSINESS ACTIONS, INCLUDING PURSUING OUR EXPANSION STRATEGY.

         We plan to enter into borrowing arrangements with secured and unsecured lenders for working capital needs, including receivable and inventory financing. The restrictions and covenants in any future financing agreements may hinder or govern our ability to enter into other financing arrangements, pursue our expansion strategy or engage in other business activities that may be in our interest. For instance, credit agreements with banks may restrict the total amount of debt that a company may incur. If we enter into this type of agreement, absent a waiver from the lender, we will be unable to borrow additional funds from other sources if borrowing such additional funds will increase our debt above the limited amount. In addition, if we enter into a secured financing agreement, as we currently intend, we will be required to pledge certain assets as collateral for the loan, such as our accounts receivable and/or our inventory. If we are required to covenant against pledging the same collateral for a secondary financing, we may be unable to enter into any other secured financing if we have no alternative collateral. The limitation of our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes could

      o prevent us from taking any number of business actions that we believe are beneficial or even necessary to continue our operations,

      o  limit our ability to plan for, or react to, changes in our business,

      o place us at a competitive disadvantage with those of our competitors having greater financial resources and

      o  make us more vulnerable to an economic or industry downturn.

In addition, a breach of any of these covenants, or other common covenants such as the borrower's compliance with financial ratios, could result in a default under our obligations, permitting the lender to accelerate the maturity of the loan, which we may not be able to pay. This, in turn, would restrict our access to working capital, which would result in reduced cash flow necessary to conduct our business.

WE MAY ENCOUNTER DIFFICULTIES PURSUING OUR EXPANSION STRATEGY AND MANAGING OUR GROWTH, EITHER OF WHICH COULD HINDER OUR SUCCESS.

         Our ability to generate sufficient cash flows from operations will depend upon continued growth in many different geographic and economically diverse markets. Our growth plans are likely to place considerable strain on our management team, internal accounting system, management information systems and the third-party systems on which we depend. Our expansion strategy includes, among other goals:

      o forming joint ventures or other strategic alliances to increase our sales;

      o forming joint ventures to support our distributors with advertising and provide them with other assistance to help them grow their customer base;

      o  implementing sales offices in each of our regional geographic markets;
         and

      o adapting our GLOBALeMED website to different geographic markets and their cultural trends.

         Our failure to keep up with our personnel needs during our expansion or to improve our systems increase the risk that we will not be able to achieve our growth objectives or, if achieved, we will not be able to manage our operations effectively.

IF WE FAIL TO KEEP OUR PRESIDENT OR ATTRACT AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN REDUCED REVENUES.

         Due to the specialized nature of our business, we are dependent upon the continued efforts of Ken Peters, our President. The sale of diagnostic test kits internationally not only requires experience in healthcare and biotechnology, but also a knowledge of the geographical markets in which the tests will be sold. Mr. Peters has more than twenty-five years of combined experience in healthcare, biotechnology and the sales and marketing of diagnostic products, particularly in the international marketplace. In addition, Mr. Peters has published articles concerning technology, healthcare and marketing. He has spent many years traveling throughout South America, which was our initial target market, and Europe. While we have obtained key man life insurance on Mr. Peters in the amount of $2,000,000, the insurance may not be enough to secure a replacement with the depth of experience of Mr. Peters in the event of his loss.

         Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing and sales personnel. These individuals are in high demand, the hiring process is intensely competitive and we may not be able to attract the staff we need on terms acceptable to us. In addition, this recruitment effort could be time consuming and potentially divert the attention of our management from our operations.

                   RISKS RELATING TO OUR STRATEGY AND INDUSTRY

WE OPERATE IN A HIGHLY COMPETITIVE AND TECHNICAL ENVIRONMENT AND MAY NOT BE ABLE TO SUCCEED AGAINST LARGER COMPANIES WITH GREATER RESOURCES.

         The general medial diagnostic test kit market and the laboratory product market in which we operate are highly competitive and subject to rapid technological change. A large number of companies are involved or are becoming involved in the development and sale of diagnostic tests, both through distributors and over the Internet. Competitors include major pharmaceutical and medical diagnostic companies, many of which have considerably greater financial, technical, clinical and marketing resources than we do. Although we believe that several of our products, such as our rapid HIV whole blood test, have distinct advantages, we may not be able to exploit these advantages because our competitors may improve existing products more efficiently than we do or may design and develop new diagnostic products that are more accepted in the marketplace than our products. Further, these markets are expected to continue to undergo, rapid and significant technological change, and we expect both local and international competition to intensify as technological advances in such fields are made.

IF WE DO NOT INCREASE THE RECOGNITION OF OUR BRAND NAME, WE MAY NOT BE ABLE TO INCREASE SALES.

         We believe that, to be successful, we must enhance our name recognition, both with customers and suppliers. We believe that name recognition will become an increasingly important competitive factor as the number of Internet sites grows. We have only been selling our products for less than three years under our brand name, and we intend to continue our marketing campaign in order to build name recognition for our brand in many countries outside the United States and Europe. Our marketing campaign may not accomplish this goal because it is an expensive and time-consuming process, and we have a number of competitors with greater financial resources than we do, many of which have well-established brand names. If we do not succeed in promoting our name, we may not be able to generate sufficient revenues.

THE CONTINUED EXPANSION OF OUR BUSINESS OUTSIDE THE UNITED STATES PRESENTS US WITH SPECIAL RISKS. THESE RISKS COULD CAUSE US TO INCUR SIGNIFICANT EXPENSE TO DO BUSINESS OR MAY EVEN PREVENT US FROM DOING BUSINESS IN CERTAIN COUNTRIES.

         Our business strategy is to continue to build our distribution network and our interactive shopping and informational network of local GLOBALeMED websites, country-by-country, in order to expand our business and increase our revenues. We intend to maintain a website in each country where we have an exclusive distributor who will sell only our products and will operate our three original websites in at least four languages. As we continue to develop our international operations, we will increasingly become subject to a number of special risks affecting multi-national businesses, such as:

      o Trade barriers - The imposition of import regulations, duties, taxes and other charges on imports could have the effect of making our products less competitive in the geographic market imposing such regulations and charges. The price of our products to end users due to import regulations or additional tariffs may be higher than comparable products manufactured or distributed by a domestic company that is not required to comply with import regulations or pay import taxes. This could significantly reduce our sales and revenues.

      o Currency regulations - We have maintained a policy of being paid solely in U.S. dollars. However, in the event that we change our policy to accept payment in other currencies, our reported accounts receivable will decline in value if the currencies of the countries where we sell our products depreciate relative to the U.S. dollar. To date, we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. Although we may enter into hedging transactions in the future, we may not be able to do so successfully. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

      o Political risks - General geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, could hinder or completely prevent us from selling our products in a particular country. For example, although valid approvals and validations of our products may be obtained in a given country, protectionist policies and unforeseen political agendas may present impediments to our ability to do business in such country. As a result, our sales could suffer.

         In addition, as a result of our customers being located outside of the United States, it will be very difficult for us to institute cost effective collection proceedings with respect to any of our accounts receivable that may become in default.

WE ARE DEPENDENT ON TELECOMMUNICATIONS INFRASTRUCTURE PROVIDERS TO PROVIDE OUR CUSTOMERS WITH CONNECTION TO THE INTERNET FOR ACCESS TO OUR WEBSITES.

         Telecommunications infrastructures are different in each of the countries where we sell our products and offer our services through our GLOBALeMED website. We cannot control or influence how customers connect to the Internet in these countries.

         Our business depends in significant part on the capacity, expandability, affordability, reliability and security of the telecommunications infrastructures that our customers utilize. The use of our websites and the distribution of our products and services require Internet users to initiate connections between their personal computers and their Internet service providers. Because we depend on third-party telecommunications carriers for such connections, we do not have direct control over network reliability and certain aspects of service quality. A natural disaster, fire and flooding, power loss, software related system failures and various similar events that affect the Internet service provider's ability to provide connection to the Internet or the telecommunications lines we use, or that affect a nation's telecommunications network in general, could prevent our customers from being able to access our websites and result in loss of sales and revenues.

WE DEPEND ON THIRD-PARTY INTERNET SERVICE PROVIDERS FOR OUR WEBSITE TO BE AVAILABLE TO OUR CUSTOMERS.

         Use of our GLOBALeMED interactive shopping and informational website is dependent upon third-party Internet service providers to provide access to the Internet for us and our customers. We have no control over these third parties. If Internet service providers go out of business, do not provide adequate Internet services or the quality of such services falls below a satisfactory standard, our customers will be required to expend time and effort to obtain another Internet service provider. Any length of time that a customer does not have access to the Internet could decrease our sales and, therefore, our revenues.

BECAUSE OUR BUSINESS PLAN RELIES ON INCREASING THE SALE OF OUR PRODUCTS VIA THE INTERNET, OUR BUSINESS PROSPECTS ARE DEPENDENT ON CONTINUED GROWTH AND ACCEPTANCE OF THE INTERNET AND E-COMMERCE.

         Our business will suffer if the global marketplace for our products and services does not accept the Internet as a business tool. Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the international marketplace. We currently sell our products through regional distributors and via the Internet. However, we believe that the ability to easily and conveniently purchase our products via the Internet will differentiate us from our competitors. Therefore, most of our future growth and profitability will depend on the success of our GLOBALeMED interactive shopping and informational websites where our customers can buy our diagnostic tests online and obtain customer support services. Growth in the demand for the ability to purchase our products via the Internet depends on the adoption of e-commerce and Internet solutions by worldwide industry participants, which requires the acceptance of a new way of conducting business and purchasing diagnostic tests and laboratory products. A number of factors, in general, may inhibit Internet usage, including inadequate network infrastructure, security and privacy concerns, fraud, government regulation, high telecommunication tariffs, inconsistent quality of service, fulfillment logistics and non-availability of cost-effective service. If widespread commercial acceptance of the Internet does not develop, we likely will not be able to expand our e-commerce business, which will prevent us from obtaining enough customers to be profitable.

THE INTERNET'S INFRASTRUCTURE MAY NOT BE ABLE TO SERVICE DEMAND, WHICH MAY HINDER OUR CUSTOMERS' ABILITY TO ACCESS OUR WEBSITE AND RESULT IN REDUCED REVENUES.

         The growth and increasing volume of Internet traffic may cause performance problems that may adversely affect the development of our Internet-based business. The growth of Internet traffic to high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. The international marketplace is even less developed in its Internet infrastructure, which may pose problems in the form of delays, interruptions and communication failures. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. Network capacity constraints, especially at times of peak usage, can prevent or delay access to connect to the Internet. If our existing or potential customers experience delays on the Internet, the adoption or use of our Internet-based, interactive shopping and informational website may grow more slowly than we expect or even decline. Consequently, we may have difficulty obtaining new customers, or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

SECURITY RISKS AND OTHER DISRUPTIVE EVENTS WITH RESPECT TO THE INTERNET OR OUR COMPUTER SYSTEMS COULD HARM US BY JEOPARDIZING CUSTOMER CONFIDENCE IN US.

         Both our infrastructure and the infrastructure of Internet service providers may be vulnerable to unauthorized access, computer viruses or similar disruptive problems and system failures. Security and disruption problems with the Internet or our website may prevent customers and potential customers from accessing our website.

         Third parties could potentially jeopardize the security of confidential information stored in our computer systems or our customers' computer systems. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could deter customers from conducting transactions with us. In addition, we could lose customers if our service, or the Internet in general, is merely perceived as not having adequate data security.

         Our computer systems are also subject to damage caused by fire, flooding, telecommunications failures, power loss, software-related system failures and various similar events. Any of these events, whether intentional or accidental, could lead to interruptions, delays or cessation of service. Protecting against the threat of security breaches or alleviating problems caused by breaches may be expensive to solve and could require us to spend significant capital or other resources.

         Although we maintain redundant computing and/or communication resources, if there should be a complete failure of such systems, our insurance policies will not adequately compensate us for any losses that may occur due to such failures or interruptions in our business.

BECAUSE WE DO NOT MAINTAIN A RESEARCH STAFF AND RELY UPON OUTSIDE MANUFACTURERS TO DESIGN AND PRODUCE PRODUCTS FOR US, WE RUN THE RISK THAT OUR MANUFACTURERS MAY NOT MEET ALL OF THEIR CONTRACTUAL OBLIGATIONS.

         We contract with 37 suppliers to manufacture and produce various components of our products. While there is an agreement with each supplier, there can be no assurance that such contracts will be fulfilled or that internal problems within these third parties will not affect production or productivity in the future. While we believe that the suppliers have the ability to meet production requirements, there can be no assurance that the suppliers will meet all their contractual obligations or that we will not be adversely affected in the event of a breach of contract. We believe it is possible to obtain suitable replacement products from other suppliers. However, the loss of a supplier may still have some negative impact on our operations if:

      o The replacement supplier's prices for the product components are greater than those of the lost supplier or

      o The replacement supplier cannot supply the product components within the production schedule.

IF THE NEED FOR THE PRODUCTS THAT WE SELECT TO SUPPLY IS NOT GREAT OR DECREASES, OUR REVENUES MAY SUFFER.

         It is important to our business to select and obtain products that are widely needed by the medical community. We have decided to focus our procurement efforts with suppliers of the following:

      o  New and improved components for our existing products, and

      o New infectious disease diagnostic products with increased sensitivity resulting from detection of the amount of DNA of a virus in a human to indicate how sick the person is, utilizing non-invasive specimens such as urine instead of blood or serum.

If we are unable to obtain these products or if we are unable to obtain them in quantities sufficient to supply our customers, it may hinder our ability to compete and may result in reduced revenues, potentially limited our ability to achieve our business plan.

BECAUSE WE MUST OBTAIN GOVERNMENT APPROVAL IN EACH COUNTRY WHERE OUR PRODUCTS ARE SOLD, A DELAY BY ANY COUNTRY TO GRANT US SUCH APPROVAL WILL DELAY AND COULD HINDER OUR ABILITY TO GENERATE SALES IN THAT COUNTRY.

         In order to sell our products we must obtain product or company registration in each country in which our products are sold. For instance, the South African government has authorized the purchase by its government hospitals and clinics of HIV diagnostic test kits from select approved vendors. South Africa recently granted us approved vendor status, which authorizes the government hospitals and clinics to purchase these kits from us. Sometimes, the approval process can be expensive and time consuming. As a result, any delay or refusal by a particular country to grant us, or, as the case may be, our products approval could hinder our ability to generate sales or penetrate a market and result in decreased revenues.

IF WE ARE UNABLE TO OBTAIN CERTIFICATES OF EXPORTABILITY FOR ANY PRODUCT, WE WILL BE UNABLE TO EXPORT THAT PRODUCT.

         The vast majority of our sales occur outside the United States. In order to export our products, we must obtain Certificates of Exportability from the U.S. Department of Health and Human Services for each one. A Certificate of Exportability indicates that the product has been manufactured in compliance with FDA guidelines. In order to receive a Certificate of Exportability, clinical trials to test the accuracy and reliability of each of our products must be performed in any one of eleven countries that the FDA recognizes as meeting U.S. standards in the quality, testing and control of drugs and medical devices. Called an FDA Tier I Status Nation, this country then provides us with the results of the clinical trials. If the results show that our product is sufficiently accurate and reliable, we submit the results to the FDA which automatically grants the Certificate of Exportability. As of the date of this prospectus, we have received a Certificate of Exportability for all of our products. However, in the future, if we are denied a certificate for a product for which there is a large demand outside the United States, because it fails to succeed in the clinical trials, our revenues would suffer.

IF WE ARE UNABLE TO OBTAIN LICENSES FOR THE COMPONENTS OF OUR PRODUCTS, THE NUMBER OF PRODUCTS THAT WE SELL, AND, THEREFORE, OUR REVENUES MAY DECREASE.

         A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes that we may, in the future, use as components of our products. To the extent a third party receives patent protection for a technology, product or process that we desire to use, we may be required to obtain licenses from such parties. There can be no assurance we would be able to obtain those licenses at all or on terms acceptable to us. If we are unable to obtain the necessary licenses, we may be unable sell some of our products, which would reduce our revenues.

WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND COULD BE REQUIRED TO PAY DAMAGES EXCEEDING THE AMOUNT OF OUR INSURANCE.

         Our business exposes us to product liability risks relating to the manufacturing, marketing and sale of diagnostic products. To date, we have not experienced any product liability claims, but any such claim arising in the future could have a material adverse effect on our business, financial condition and results of operations. We have limited product liability insurance in effect which, in the event of any legal action by third parties, could result in significant legal defense fees as well as damages for liability. While we may seek to obtain additional insurance in the future, the cost may be prohibitive. Therefore, we may have to rely on those companies from whom we purchase our product components to provide such liability insurance. There can be no assurances that we will be able to obtain product liability insurance or that companies from whom our product components are purchased will be able to obtain product liability insurance. In the event that we are held liable for a claim against which we are not indemnified, or for damages exceeding the limits of our insurance coverage, or if any claim or product recall results in significant adverse publicity against us, such claim or publicity could require us to pay substantial amounts of money in damages or, as the case may be, spend significant amounts of money on publicity for damage control. Even worse, we could be forced to terminate operations completely.

                         RISKS RELATING TO THE OFFERING

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS, WHICH MAY HINDER YOUR ABILITY TO SELL THEM.

         Prior to the date of this prospectus, there has not been any public market for our warrants and there has been only a limited public market for our common stock. Our common stock has been publicly traded on the Nasdaq OTC Bulletin Board only since September 1998. During that time, the trading volume of our stock has been extremely low. Low trading volume, which reflects a lack of interest in buying and selling a particular stock, may adversely affect our stockholders' ability to sell shares of our common stock quickly or at the current market price. There can be no assurance that an active public trading market will develop after this offering in either our common stock or warrants or, if such a trading market does develop, whether it will be sustained.

OUR STOCK AND WARRANT PRICE MAY BE VOLATILE, WHICH COULD CAUSE INVESTORS TO LOSE ALL OR PART OF THEIR INVESTMENT IN OUR SECURITIES.

         The stock market has recently experienced volatility that has often been unrelated to the operating performance of any particular company or companies. The market for securities of early-stage, technology-based small market capitalization companies has been especially volatile. The market for our common stock has been no exception, experiencing prices ranging from as high as $11.50 during March 2000 to as low as $.10 when it began initial trading. If market fluctuations continue, our stock or warrant prices could decline regardless of our actual operating performance and investors could lose a substantial part of their investments. The market price of our common stock and warrants will likely fluctuate in response to a number of factors including the following:

         o our failure to meet the performance estimates of securities analysts;

         o variations in our quarterly results of operations;

         o announcements by us or our competitors of significant contracts, aquisitions, technological innovations or new products or services;

         o trends in businesses that sell their goods and services via the Internet; and

         o general economic and stock market conditions.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER ITS MARKET PRICE.

         Future sales of common stock in the public by existing stockholders could materially adversely affect the market price of our common stock. In addition to the shares of common stock being sold by the selling securityholders in this offering, substantial numbers of shares of common stock are, or will be, freely tradable in the near future. After the completion of this offering, the 3,206,760 shares of previously restricted common stock that are being offered by this prospectus will be freely transferable without restriction or further registration under the Securities Act, by persons other than our "affiliates." Approximately 2,144,000 shares of the remaining common stock issued by us prior to this offering will still be "restricted securities" and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Sales of substantial amounts of shares in the public market following the expiration of restrictions imposed by Rule 144, or the prospect of such sales, could cause the market price of our common stock to fall. The reduction in the market price of the common stock that these sales may cause may make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

THE EXERCISE OF THE WARRANTS WILL DILUTE THE PERCENTAGE OF COMMON STOCK OWNED BY EACH OF OUR EXISTING STOCKHOLDERS.

         The exercise of warrants into common stock will dilute existing stockholders and affect the market price of our common stock. As of March 19, 2001, we had outstanding options and warrants to acquire as many as 5,025,784 shares of our common stock. This includes the warrants held by the selling securityholders to acquire shares of common stock. More options will be granted in the future when we adopt a stock option plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. We lack control over the timing of any exercise or the number of shares offered or sold if exercises occur.

WE ARE SUBJECT TO THE PENNY STOCK RULES, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL OUR COMMON STOCK.

         Our common stock is subject to the penny stock rules promulgated under the Securities Exchange Act of 1934. The penny stock rules regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price per share less than $5.00. These rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document that provides information about penny stock and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with the current bid and offer quotations for the penny stocks, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer in writing before or with the customer's confirmation.

         In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure and documentation requirements may have the effect of reducing the trading activity in the secondary market for our securities. The penny stock rules may make it more difficult for stockholders to sell the common stock.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH AND CONDITIONS UNDER WHICH YOU CAN SELL THE SHARES AND WARRANTS OFFERED BY THIS PROSPECTUS.

         Secondary trading, which means the purchase and sale of securities in transactions other than by us or for our benefit, in common stock and warrants being sold in this offering will not be possible in each state until the shares of common stock and warrants are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals like Standard & Poor's and Moody', is available for secondary trading in the state. There can be no assurance that we will be successful in registering or qualifying the common stock or warrants for secondary trading, or identifying an available exemption for secondary trading in our common stock or warrants in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock or warrants in any particular state, you, as an investor in this offering, will not be able to offer or sell any shares of common stock or warrants to a resident of that state, and such resident will not be able to purchase any shares of common stock or warrants from you. This limitation on secondary trading may decrease the demand and market for our securities. For information on whether we have registered or qualified the shares of common stock or warrants for secondary trading in a particular state, or whether an exemption from registration or qualification is available, contact Paul Kamps, our Executive Vice President of Finance and Administration, at our telephone number.

                           FORWARD-LOOKING STATEMENTS

         Information specified in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," or "should" or the negative thereof or other variations thereon or comparable terminology. Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of the direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" above. We are not eligible for the safe harbor of the Private Securities Litigation Reform Act, because we are subject to the penny stock rules.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering.

                                 CAPITALIZATION

         The following table shows our capitalization at December 31, 2000.

                                                                      As of
                                                               December 31, 2000
                                                                      Actual
                                                               -----------------
Shareholders equity

Common stock, $0.001 par value; 10,000,000 shares authorized;             7,255
7,255,120 issued and outstanding, actual

Additional paid-in capital                                            5,548,075

Accumulated deficit                                                  (4,041,450)
                                                                   ------------
Total shareholders equity and capitalization                          1,513,880
                                                                   ============

                              PLAN OF DISTRIBUTION

         The selling securityholders may from time to time sell all or a portion of the common stock and warrants offered by the selling securityholders in transactions at prevailing market prices on the Nasdaq OTC Bulletin Board, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The selling securityholders may sell the common stock and warrants offered in this registration statement to purchasers directly or may from time to time offer the common stock and warrants through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock and warrants for whom they may act as agent. The selling securityholders and any persons who participate in the sale of the common stock and warrants offered in this registration statement may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the common stock and warrants offered may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the securities offered will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements therefore have been satisfied.

         We will receive no proceeds from the sale by the selling securityholders of the securities offered. All of the expenses incurred in connection with the registration of the securities offered will be paid by us, except for compensation of brokers or dealers and any transfer fees incurred in connection with the sale of the securities by the selling securityholders, which compensation and fees will be paid by the selling securityholders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock currently is quoted on the Nasdaq OTC Bulletin Board under the symbol "WDGI." The high and low bid prices for each quarter since September 28, 1998, the date that the Nasdaq OTC Bulletin Board commenced quotation of our common stock, to the present are presented below. The quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.

                                                       High           Low
                                                       ----           ---
Fiscal year ended March 31, 1999
     September 28, 1998 through September 30, 1998    $ 1.37         $ 1.18
     Quarter ended December 31, 1998                  $ 3.25         $ 1.37
     Quarter ended March 31, 1999                     $ 6.75         $ 4.75

Fiscal year ended March 31, 2000
     Quarter ended June 30, 1999                      $ 8.00         $ 6.37
     Quarter ended September 30, 1999                 $ 9.50         $ 8.00
     Quarter ended December 31, 1999                  $10.00         $ 9.00
     Quarter ended March 31, 2000                     $11.25         $ 9.13

 Fiscal year ending March 31, 2001
     Quarter ended June 30, 2000                      $11.50         $ 1.75
     Quarter ended September, 30, 2000                $ 4.88         $ 2.00
     Quarter ended December 31, 2000                  $ 2.19         $ 0.75

         On March 16, 2001, the last reported sale price of the common stock on the Nasdaq OTC Bulletin Board was $0.53125 per share.

         As of the date of this prospectus, there were 7,255,120 shares of common stock held of record by approximately 582 holders.

         There are no restrictions in our amended and restated certificate of incorporation or amended and restated bylaws that restrict us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1) we would not be able to pay our debts as they become due in the usual course of business; or

(2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

         We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

OUR DIRECTORS AND EXECUTIVE OFFICERS

         The directors, executive officers and key management employees of the company are:

      NAME                          POSITION
      ----                          --------
      Ken M. Peters                 President and Director

      Barry Peters                  Chairman of the Board and Treasurer

      Paul R. Kamps                 Executive Vice President - Finance and
                                    Operations

      Kenneth Lambley               Vice President - Sales and Marketing

      Martin Muy, Ph.D.             Vice President - Technical Affairs

      Maureen Besson                Vice President and Secretary

      Trevor Campbell, MT, FMT      Director

      Michael Kondracki             Director

      Richard P. Humbert            Director

      Orna L. Shulman               Director

      Nava Swersky Sofer            Director

         Ken Peters, Kenneth Lambley, Martin Muy and Trevor Campbell were elected to their positions as our officers and directors in February 1998; Maureen Besson was elected Secretary in February 1998 and Vice President - Operations in October 1999; Barry Peters was elected Chairman of the Board in October 1998; Michael Kondracki was elected as a director in November 1998; Richard P. Humbert was elected as a director in May 2000; Paul R. Kamps was elected Executive Vice President - Finance and Operations in September 2000; Orna L. Shulman was elected as a director in June 2000; and Nava Swersky Sofer was elected as a director in January 2001.

         KEN M. PETERS, age 52, is President and founder of our company. From September 1995 to August 1996, Mr. Peters was an independent consultant specializing in health care and biotechnology. From September 1996 to January 1998, Mr. Peters was Vice President of Sales and Marketing for Biodiagnostica, Inc. From 1984 to 1994, Mr. Peters held senior international marketing positions with Pharmacia, AG, American Monitor Corp. and Flow Laboratories, Inc. Mr. Peters has extensive experience spanning a twenty-five year period in sales and marketing of diagnostic products, particularly in the international marketplace. From 1979 to 1982, Mr. Peters was the General Manager of Abbott Diagnostics, a division of Abbott Laboratories, Inc., for the Caribbean, Central and South America. Mr. Peters was instrumental in assisting the launch of several start-up ventures in the biotech industry, including Genus Diagnostics, Inc. and BioAssay Systems Corp. Ken Peters has received numerous awards from the Biomedical Marketing Association, and he has been recognized for outstanding achievements by Who's Who in American Health Care Marketing. Mr. Peters has published several articles in national journals concerning technology, healthcare and marketing, and he has been quoted in national periodicals, such as the Wall Street Journal, Clinical Chemistry Systems and others. He has spent numerous years traveling throughout South America and Europe speaks Spanish fluently. Mr. Peters received a M.A. in Economics from the University of New Mexico in 1972 and received his B.A. in Business and Economics from the City University of New York in 1969. Mr. Ken Peters, our President and Mr. Barry Peters, Chairman, are brothers.

         BARRY PETERS, age 60, has served as the Chairman of the Board of our company since October 1998. Since 1997, he has also served as the Chief Executive Officer of MediaVest, Inc., a private-investment firm. From 1995 to 1997, Mr. Peters was Chairman and Chief Executive Officer of All-Comm Media Corporation. Mr. Peters has over 25 years experience in corporate development, management and finance. He is the former Chairman of the Board and CEO of Appian Graphics, Inc., a company specializing in multi-monitor computer displays, where he served from January 1999 to June 2000. He is the founder and former Chairman and Chief Executive Officer of All-Comm Media Corporation (Nasdaq), a direct marketing and Internet marketing services company, now known as Marketing Services Group, Inc. Previously, Mr. Peters was instrumental in sponsoring management buyouts and providing early stage financing for companies that included: Metpath, Inc., Integrated Resources, Inc., ESB Ray-O-Vac Corp., Aydin Corporation, Exide Corporation, Avco/Embassy Pictures Corp., Time/Warner, ITT Corporation, Allied Signal Companies, Inc., Borg-Warner Corporation and F. Schumacher & Co., Inc. Mr. Peters began his career as a Staff Financial Analyst for RCA Corporation. Mr. Peters received a MBA in Finance from the Baruch School of Business in 1969, and his BA in Economics from Hofstra University in 1968, graduating magna cum laude. Mr. Peters is the brother of Ken Peters, President of the company.

         PAUL R. KAMPS, age 36, joined our company as Vice President - Finance and Administration in June 2000 and became Executive Vice President - Finance and Administration in September 2000. Mr. Kamps is a CPA and Chartered Accountant, with over 13 years of financial and operating experience at small and mid sized companies, with particular emphasis in the international arena. From March 1999 to May 2000, Mr. Kamps was employed by E-Z Serve Convenience Stores as an independent financial consultant. From October 1998 to February 1999, he was employed by LKQ Corporation as Controller. From November 1996 to September 1998, he was employed by Proven Edge, Inc. as Controller, and from July 1995 to October 1996, Mr. Kamps was employed by Medical Resources, Inc. as Accounting Manager. Mr. Kamps received his Bachelor of Accounting Science, with honors in 1989, from the University of South Africa, Johannesburg, South Africa, and his Bachelor of Commerce in 1987 from the University of Witwatersrand, Johannesburg, South Africa.

         KENNETH LAMBLEY, 60, has served as the Vice President-Sales and Marketing of our company since December 1998. Prior to joining us, Mr. Lambley was employed by Seradyn Diagnostics, Inc. from January 1968 to December 1998 in various executive capacities. At Seradyn, Mr. Lambley was employed in various positions beginning in sales, through marketing to a position as international sales director for Seradyn Diagnostics a subdivision of Dow Chemical, which was later acquired by Mitsubishi. During his thirty-year career, his responsibilities included sales and marketing management for both diagnostic and pharmaceutical products that included direct sales to regional management of the sales force and to distribution management, including International. Mr. Lambley received his undergraduate diploma from Nottingham College, in the United Kingdom in 1963 and received his graduate degree in international marketing in 1965; he studied pharmacy in the Royal Army Medical Corps from 1963 through 1966.

         MARTIN MUY, PH.D., age 40, has served as the Vice President-Technical Affairs of our company since April 1999. Dr. Muy has over eight years experience in developing genetically engineered diagnostic research and health technology products concerning microbiology and immunology, and immunology assays. From June 1998 until 1999, Dr. Muy was employed as Senior Product Development Manager for PharmaCorp (USA and Mexico), where he worked on commercialization of various technologies and coordinated the marketing for such products, negotiating with companies as BPL (UK), Schering Plough (USA), Ortman Biomedics (Switzerland) and Epitope (USA). From September 1995 to June 1998, Dr. Muy was a post-doctoral student of the University of Massachusetts and Oregon Health Sciences University. Between April 1995 and 1997, Dr. Muy was also employed at various Research Centers performing work, including: Earles A. Chiles Institute Providence Medical Center; The Department of Infectious Diseases at the University of Massachusetts Medical Center and Oregon Health Sciences University. Dr. Muy received his Ph.D. in Biologic Sciences from Mexico University in 1989, and his B.S. in 1985. Dr. Muy completed three post-doctoral programs at the University of Oregon from 1991 through 1997.

         MAUREEN BESSON, age 36, has served as Vice President and Secretary of our company since June 1998. Ms. Besson has over ten years experience in operations management commencing with the Intercontinental Hotel chain in Caracas Venezuela from 1987 until 1992. From 1992 to 1994, Ms. Besson was occupied full time with her family in Caracas. From 1994 to 1997, Ms. Besson was in charge of asset management for export products to South and Central America for Bio Diagnostica Inc. Ms. Besson was first employed by World Diagnostics as Administrative Assistant to the President in February 1997, which position lasted until June 1998. Ms. Besson attended preparatory school in Syracuse New York and completed her studies in business management abroad at the University of Nuevas Profesiones in Venezuela in 1987.

         TREVOR CAMPBELL, age 54, has served as a director of our company since February 1997. Since 1983, Mr. Campbell has been the owner and been President of Microlabs Inc., Jamaica's largest private reference laboratory, which has 14 independent laboratories in Jamaica. From 1981 to 1982, Mr. Campbell served as the President of CASMET, the Caribbean Society of Medical Technologists. From 1977 to 1982, Mr. Campbell was the sales liaison for Abbott Diagnostics Jamaican distribution business in Jamaica. Mr. Campbell received a diploma in Medical Technology in June 1967 at the Public Health Service for Jamaica. Subsequently, he studied business administration at the University of the West Indies, followed by a two-year fellowship at the World Trade Institute in New York as a US AID Fellow studying International Marketing.

         MICHAEL G.S. KONDRACKI, age 39, has served as a director of our company since November 1998. Mr. Kondracki is a Director in Deutsche Bank Alex Brown, the Investment Banking Unit of Deutsche Bank AG. He has been with Deutsche since 1996, and currently is based in Buenos Aires, Argentina where he is responsible for originating and executing structured and project financings for oil, gas, power, mining, infrastructure and telecommunications companies throughout the MercoSur. Prior to joining Deutsche, Mr. Kondracki was a Vice President at Prudential Securities Incorporated where he originated and executed investment banking transactions for North and South American emerging growth companies. From 1984 to 1990, Mr. Kondracki held various positions at Citibank and Manufacturers Hanover and he was also a Consultant to the Inter-American Development Bank. He continues to serve as a Consultant to the U.S. Department of State. Mr. Kondracki graduated from the University of Scranton magna cum laude in 1982, completed a Fulbright Scholarship in Peru in 1983 and received his MBA from the Stern School of Business at New York University in 1991. Mr. Kondracki is fluent in Spanish and conversant in Portuguese.

         RICHARD P. HUMBERT, age 56, has served as a director of our company since May 2000. Mr. Humbert has 20 years experience in computer technology and information systems. Mr. Humbert has been the Director of Information Technologies for Panavision, the world's largest supplier of movie cameras and cinematography equipment since July 1997. From August 1995 to June 1997, he was Director of MIS for All-Comm Media Corporation. Prior thereto, he was President of MicroSystems, Inc., a Washington D.C. based computer software engineering and consulting company. Mr. Humbert attended Cornell University and subsequently, after serving in the United States Marine Corps, received a B.A. degree in English from the University of Maryland.

         ORNA L. SHULMAN, age 41, has served as a director of our company since June 2000. Ms. Shulman has been the Chief Operation Officer of Intertech Corporation, an international private investment firm, based in New York City, overseeing investments in real estate, manufacturing and for emerging technology and biotechnology companies in the United States and Israel, since 1989. Ms. Shulman serves on the Board of Directors of the Times Square B.I.D.; Women's Leadership Board of the John F. Kennedy School of Government, Harvard University; member of the Advisory Board, Real Estate Center, the Wharton School, University of Pennsylvania. She is also Trustee of the Washington Institute for Near East Policy, and is a Board member of the Association of Foreign Investors in Real Estate. Ms. Shulman holds a J.D. degree from Washington University School of Law, the American University, and a Bachelors degree, cum laude, from Tufts University.

         NAVA SWERSKY SOFER, age 39, has served as a director of our company since January 2001. Ms. Swersky Sofer is General Partner of Columbine Ventures, a biomedical venture capital fund she founded in 2000. Since relocating to Israel in 1999, Ms. Swersky Sofer has managed a portfolio of biotechnology companies, including serving as chairman & CEO of ARP Biomed, an Israeli oncology company, chairman of Vitality Biotechnologies, an American-Israeli agricultural biotechnology company; and director and strategic advisor to Discovery Therapeutics, Inc., an American biopharmaceutical company with products in advanced clinical trials for neurological and cardio-renal applications. Since 1997 Ms. Swersky Sofer has also been an advisor to Renaissance Partners, a European biomedical investment fund. Ms. Swersky Sofer is a special advisor to the Israeli government and, since 1999, has served as head of Israel's biotechnology consortium Da'at, a $50 million government-industry effort which incorporates the ten leading Israeli companies and five academic institutions and supports the creation of novel technologies in drug discovery, drug development and bio-informatics. From 1996to 1999, Ms. Swersky Sofer was a partner at Sanderling, a Menlo Park, California-based venture capital firm with over $200 million under management focused on early stage investments in the biomedical field. Prior to joining Sanderling, Ms. Swersky Sofer was a member of the senior management group of Ciba-Geigy Limited (now Novartis) and worldwide Head of Pharma Policy at the company's headquarters in Basel, Switzerland, responsible for the company's activities in this field in over 120 countries. Ms. Swersky Sofer received her law degree (L.L.B.) in 1986 from Tel Aviv University and an MBA in 1990 from IMD International in Lausanne, Switzerland, as well as diplomas from the Sorbonne in Paris, the Instituto Trentino in Italy and the Goethe Institute in Munich, Germany. She is a member of the Israel Bar Association and a retired Captain of the Israel Defense Forces.

         All directors hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of stockholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

                         SECURITY OWNERSHIP OF PRINCIPAL
                   AND SELLING SECURITYHOLDERS AND MANAGEMENT

         The following table sets forth common stock, Class A Warrant and Class B Warrant beneficial ownership information of:

         (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,

         (2) each of our executive officers and directors,

         (3) all of our executive officers and directors as a group, and

         (4) each selling securityholder, based upon information available to us as of the date of this prospectus.

         The information below is based on 7,255,120 shares of common stock outstanding, 2,250,000 Class A Warrants outstanding and 2,250,000 Class B Warrant outstanding on March 19, 2001. Except as otherwise indicated, all securities are owned directly.

                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering
    ----                             --------------------       ----------     --------------      --------       --------
    OFFICERS, DIRECTORS AND 5% STOCKHOLDERS
    (INCLUDING CERTAIN SELLING SECURITYHOLDERS):

    Ken Peters                              953,450                 0              953,450          13.14            8.11
    11269 NW 15th Place
    Pembroke Pines, FL  33026

    Barry Peters                            847,640 (1)             0              847,640          11.68            7.21
    680 Harbor Street
    Venice, CA 90291

    Peters Family Trust                     598,000 (2)             0              598,000           8.24            5.09
    680 Harbor Street
    Suite 600
    Los Angeles, CA  90064

    Trevor Campbell                          15,000                 0               15,000              *               *
    6163 NW 182nd Terrace
    Miami, FL 33015

    Kenneth Lambley                          10,000                 0               10,000              *               *
    6489 Hunters Green Court
    Indianapolis, IN  46276

                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering**
    ----                             --------------------       ----------     --------------      --------       --------
    Martin Muy                         25,000 (3)                       0           25,000              *               *
    7489 Fairway Dr., Apt #403
    Miami Lakes, FL  33014

    Michael Kondracki                  10,700                           0           10,700              *               *
    Deutche Bank Securities
    Argentine Pouch - 9th Floor
    31 West 52nd Street
    New York, NY 10019

    Richard P. Humbert                 27,500 (4)                       0           27,500              *               *
    818-3010 Beach Street
    Venice, CA  90291

    Orna L. Shulman                    40,000 (5)                       0           40,000              *               *
    Intertech Corporation
    1500 Broadway
    New York, NY  10036

    Nava Swersky Sofer 50                   0                           0                0              0               0
    Dizengoff Street
    64332 Tel Aviv, Israel

    Paul R. Kamps                                                       0                0              0               0
    7389 Fairway Drive, #149                0
    Miami Lakes, FL 33014

    Trefoil Tech Investors,         1,500,000 (6)               1,500,000                0          20.68               0
    L.P.                        500,000 Class A Warrants          500,000                0          22.22               0
                                500,000 Class B Warrants          500,000                0          22.22               0

    Randy William Frankel             600,000 (6)                 600,000                0           8.27               0
                                200,000 Class A Warrants          200,000                0           8.88               0
                                200,000 Class B Warrants          200,000                0           8.88               0

    Greenwood Partners, L.P.          600,000 (6)                 600,000                0           8.27               0
                                200,000 Class A Warrants          200,000                0           8.88               0
                                200,000 Class B Warrants          200,000                0           8.88               0

    Silverman Partners                600,000 (6)                 600,000                0           8.27               0
                                200,000 Class A Warrants          200,000                0           8.88               0
                                200,000 Class B Warrants          200,000                0           8.88               0

    George Szakacs                    450,000 (6)(7)              450,000                0           6.20               0
                                150,000 Class A Warrants (8)      150,000                0           6.66               0
                                150,000 Class B Warrants (9)      150,000                0           6.66               0

    Edward S. Gutman                  600,000 (6)(10)             600,000                0           8.27               0
                                200,000 Class A Warrants (11)     200,000                0           8.88               0
                                200,000 Class B Warrants (12)     200,000                0           8.88               0

    All officers and directors      1,929,290                           0        1,929,290          26.37           16.33
    as a group (10 persons)


                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering**
    ----                             --------------------       ----------     --------------      --------       --------
    SELLING SECURITYHOLDERS:

    W. Stewart Cahn                    48,600 (13)                 48,600                0              *               *

    W. Stewart Cahn IRA                 5,000                       5,000                0              *               *
       Rollover

    Cahn Capital Corp.                  9,000                       9,000                0              *               *

    Robert Cunningham                  29,000                      29,000                0              *               *

    Catherine A. Madigan               15,000                      15,000                0              *               *

    Chatham Venture Profit             15,000                      15,000                0              *               *
       Sharing Plan & Trust

    Perry S. Oretzsky, Profit          15,000                      15,000                0              *               *
       Sharing Trust

    Philip P. Puschel                  15,000                      15,000                0              *               *

    Lawrence Weissman                  24,000 (14)                 15,000                0              *               *

    Gerald Yellin                      52,666                      52,666                0              *               *


    Steven Altman                     300,000 (6)                 300,000                0           4.14               0
                                100,000 Class A Warrants          100,000                0           4.44               0
                                100,000 Class B Warrants          100,000                0           4.44               0


    Penelope Alexandra Collins         75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Cowan Ventures                    150,000 (6)                 150,000                0           2.07
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Harvey S. Feuerstein               75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Alvin H. Shrago                    75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Linda Feinberg                     75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Gutman Family Foundation          150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering**
    ----                             --------------------       ----------     --------------      --------       --------
    The HRG Trust                     150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Paul Karp                         150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Mark D. Greenberg                  75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Harvey Kibel                       75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0


    Augustus LaRocca                  198,990 (6)(15)             198,990                0           2.74               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Joseph LaRocca                    198,990 (6)(15)             198,990                0           2.74               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0


    John J. Minio                     150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Edith & Darrin Prescott            75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Eugene Raia                        75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Alan Richard Silberman             75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

    Joel Stuart                       150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0


    Global Wire & Cable               300,000 (6)                 300,000                0           4.14               0
       Pension                  100,000 Class A Warrants          100,000                0           4.44               0
                                100,000 Class B Warrants          100,000                0           4.44               0

    Gail Szakacs                       75,000 (6)                  75,000                0           1.03               0
                                25,000 Class A Warrants            25,000                0           1.11               0
                                25,000 Class B Warrants            25,000                0           1.11               0

                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering**
    ----                             --------------------       ----------     --------------      --------       --------
    Steven White                      150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0

    Wolcot Capital, Inc.              150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.72               0
                                50,000 Class B Warrants            50,000                0           2.72               0

    William Chaikin                   205,863 (16)                205,863                0           2.84               0

    The Chaikin Family Trust          163,863                     163,863                0           2.26               0


    Howard Engelman                   283,363 (17)                283,363                0           3.91               0

    Glenroy Partners                  159,863                     159,863                0           2.20               0


    Martin Gilman                      92,477                      92,477                0           1.27               0

    Andrea L. Tessler                   5,000                       5,000                0              *               0


    Jerome M. White                   308,432 (6)(18)             308,432                0           4.25               0
                                100,000 Class A Warrants (19)     100,000                0           2.22               0
                                100,000 Class B Warrants (20)     100,000                0           2.22               0


    The White Family Trust            150,000 (6)                 150,000                0           2.07               0
                                50,000 Class A Warrants            50,000                0           2.22               0
                                50,000 Class B Warrants            50,000                0           2.22               0


    Indian Wells Partners              77,000                      77,000                0           1.06               0


    Seymour Zises                      25,000                      25,000                0              *               0

    Selig A. Zises                     15,000                      15,000                0              *               0

    Henry L. Hoffman                   48,576                      48,576                0              *               0

    Sadie J. Cahn                      12,144                      12,144                0              *               0

    Barry J. Effron                    12,144                      12,144                0              *               0

    Thierry Liverman                   22,844                      22,844                0              *               0

    Wayne Steck                        12,144                      12,144                0              *               0

    Kimberly L. Peters                 42,216 (21)                 42,216                0              *               0

    Sloane E. Peters                   25,000                      25,000                0              *               0

                                                                                                      Percent of Class
                                          Amount and                             Securities        -----------------------
                                          Nature of             Securities   Beneficially Owned     Before         After
    Name                             Beneficial Ownership       to be Sold     After Offering      Offering       Offering**
    ----                             --------------------       ----------     --------------      --------       --------

    Austin R. Peters                   25,000                  25,000                    0              *               0

    Marcia Peters                       5,000                   5,000                    0              *               0

    Andrew Messina                     35,000 (22)             35,000                    0              *               0

    Stacy E. Messina                   41,072 (23)             41,072                    0              *               0

    Alexis Messina                     20,000                  20,000                    0              *               0

    Chloe Messina                      20,000                  20,000                    0              *               0

    --------------------

    *    Less than 1%
    ** Assumes the exercise of the warrants and the sale of the shares of common stock issuable upon exercise of the warrants.

    (1)  Represents:

         (a) 249,640 shares held by MediaVest, Inc., a Delaware corporation wholly owned by Barry Peters; and

         (b) 598,000 shares held by the Peters Family Trust, of which Barry Peters is a trustee.

    (2) Shares of the Peters Family Trust are included as beneficially owned by Barry Peters.

    (3) Includes 10,000 shares of common stock issuable upon exercise of currently exercisable options.

    (4) Includes 25,000 shares of common stock issuable upon exercise of currently exercisable options.

    (5) Represents 40,000 shares of common stock issuable upon exercise of currently exercisable options.

    (6) Includes all shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants held by such securityholder.

    (7) Includes 100,000 shares of common stock and 200,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by Gobal Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

    (8) Includes 100,000 Class A Warrants owned by Global Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

    (9) Includes 100,000 Class B Warrants owned by Global Wire & Cable Pension, of which Mr. Szakacs is the beneficiary.

    (10) Includes:

         (a) 50,000 shares of common stock and 100,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President; and

         (b) 50,000 shares of common stock and 100,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee.

    (11) Includes 50,000 Class A Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President and 50,000 Class A Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee.

    (12) Includes 50,000 Class B Warrants owned by the Gutman Family Foundation, of which Mr. Gutman is the President and 50,000 Class B Warrants owned by the HRG Trust, of which Mr. Gutman is a trustee.

    (13) Includes:

         (a) 5,000 shares of common stock owned by W. Stewart Cahn IRA Rollover, of which Mr. Cahn is the beneficiary; and

         (b) 9,000 shares of common stock owned by Cahn Capital Corp., of which Mr. Cahn is the President and part owner.

    (14) Includes 9,000 shares of stock owned by Cahn Capital Corp., of which Mr. Weissman is a part owner

    (15) Includes 48,990 shares of common stock beneficially owned by Joseph and Augustus LaRocca as joint tenants.

    (16) Includes 163,863 shares of common stock owned by the Chaikin Family Trust, of which Mr. Chaikin is a Trustee.

    (17) Includes 159,863 shares of common stock owned by Glenroy Partners, of which Mr. Engelman is the general partner.

    (18) Includes:

         (a) 50,000 shares of common stock and 100,000 shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants owned by The White Family Trust, of which Mr. White is a Trustee.

         (b) 70,000 shares of common stock owned by Indian Wells Partners, of which Mr. White is the general partner.

    (19) Includes 50,000 Class A Warrants owned by The White Family Trust, of which Mr. White is a Trustee.

    (20) Includes 50,000 Class B Warrants owned by The White Family Trust, of which Mr. White is a Trustee

    (21) Includes 1/2 of the 12,144 shares of common stock (6,072 shares) owned by Ms. Peters and Stacy Messina as tenants in common.

    (22) Includes:

         (a) 4,000 shares of common stock owned by Stacy and Andrew Messina as joint tenants; and

         (b) 11,000 shares of common stock owned by Mr. Messina's wife, Stacy, as custodian for their two minor children. Excludes 40,000 shares of common stock owned directly by Mr. Messina's two minor children.

    (23) Includes:

         (a) 4,000 shares of common stock owned by Stacy and Andrew Messina as joint tenants,

         (b) 11,000 shares of common stock owned by Ms. Messina, as custodian for their two minor children,

         (c) 20,000 shares of common stock owned by Mrs. Messina's husband, Andrew; and

         (d) 1/2 of the 12,144 shares of common stock (6,072 shares) owned by Ms. Messina and Kimberly Peters as tenants in common.

         Excludes 40,000 shares of common stock owned directly by Mrs. Messina's two minor children.

         The persons or entities named in this table, based upon the information they have provided to us, have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The shares beneficially owned and percentage of ownership are based on the total shares outstanding before this offering and the total shares to be outstanding after the offerings assuming exercise of all of the Class A or Class B Warrants.

                            DESCRIPTION OF SECURITIES

         The following summary of all of the material rights of the common stock, Class A Warrants and Class B Warrants and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that are referenced as exhibits to this Registration Statement.

COMMON STOCK

         As of the date of this prospectus we are authorized to issue up to 25,000,000 shares of common stock, $.001 par value. As of the date of this prospectus, there are 7,255,120 shares of common stock issued and outstanding. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities, subject to the rights of holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock issuable upon exercise of the warrants will be, when issued, validly issued, fully paid and nonassessable. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

PREFERRED STOCK

         As of the date of this prospectus we are authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value per share. The preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine except to the extent set forth in our Amended and Restated Articles of Incorporation. The preferred stock may be issued without action by our stockholders. As of the date of this prospectus, there were no outstanding shares of preferred stock. Any future issuance of preferred stock could adversely affect the rights of the holders of common stock, and therefore reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets, to a third-party, which would preserve control by the present owners.

THE CLASS A AND CLASS B WARRANTS

         As of the date of this prospectus, we have outstanding:

     o 2,250,000 Class A Warrants exercisable until October 1, 2005 for 2,250,000 shares of common stock at a price of $1.375 per share of common stock, subject to the company's right to redeem the warrants for $.10 per warrant as discussed below; and

     o 2,250,000 Class B Warrants exercisable until October 1, 2005 for 2,250,000 shares of common stock at a price of $1.625 per share of common stock.

         We issued the warrants in connection with a private placement of common stock and detachable Class A Warrants and Class B Warrants in November and December 2000. The private placement was closed to new subscribers on December 29, 2000. Under the terms of the subscription agreement, we are required to file a registration statement covering the common stock, the warrants and the common stock issuable upon exercise of the warrants within thirty days of the closing of the private placement.

         Warrants may be exercised in whole or in part from time to time until they expire or have been fully exercised. As of December 31, 2000, warrant holders holding unexercised warrants have the right to acquire 4,500,000 shares of common stock. Other rights and characteristics of the warrants are described below.

         We are obligated to register the warrants and the common stock issuable upon exercise of the warrants. If the registration statement for the common stock and warrants is not declared effective by March 31, 2001, or if it is declared effective by March 31, 2001 but we fail to maintain the effectiveness at any time after such date, the exercise price of both the Class A Warrants and the Class B Warrants will be reduced by 25% and the warrants may be exercised at any time on a cashless basis. If the registration statement for the common stock and warrants is not declared effective by June 30, 2001, or if it is declared effective by June 30, 2001 but we fail to maintain the effectiveness at any time after such date, the exercise price of the warrants will be permanently reduced to $0.25.

         We have the right to redeem the Class A Warrants at any time at $.10 per warrant, upon 30 days prior written notice, if the following two conditions are met:

     (1) the closing bid price of our common stock must exceed $3.50 per share, subject to adjustment for stock splits and reclassification, for 14 consecutive trading days, and

     (2) the warrants and the common stock issuable upon exercise of the warrants must be covered by an effective registration statement for a period of 30 consecutive days preceding the date that we give the notice of redemption.

         The holders of the Class A Warrants may exercise the warrants and purchase our common stock at any time after we give the notice of redemption and prior to the date that we redeem the Class A Warrants. If the holders of the Class A Warrants do not exercise the warrants, and the Class A Warrants are redeemed by us, Class A Warrant holders will lose their right to exercise the warrants. We do not have the right to redeem the Class B Warrants.

         If, at any time prior to the exercise of the warrants, we issue to the holders of our common stock any common stock by way of a stock dividend or stock split then the exercise price on the date of such stock dividend or stock split shall be adjusted to a price determined by dividing:

     (1) an amount equal to the number of shares of common stock outstanding immediately prior to such issuance, multiplied by the exercise price in effect immediately prior to such issuance by

     (2) the total number of shares of common stock outstanding immediately after issuance.

         Upon each adjustment in the exercise price resulting from a stock split or stock dividend, the number of shares issuable upon exercise of the warrants shall be adjusted by dividing the aggregate exercise price of the warrants in effect immediately prior to such adjustment by the exercise price in effect immediately after such adjustment. Notice of each adjustment and each such readjustment shall be promptly mailed to the holders.

         If we consolidate with or merge into another corporation, or sell all or substantially all of our assets as part of a reorganization, or issue a security convertible into our common stock as a dividend on our common stock, or reclassify or reorganize our capital structure, each Class A and Class B Warrant will be replaced by the securities or properties issuable or distributable in respect on one share of common stock upon such consolidation, merger, sale, reclassification or reorganization. We will mail notice of such consolidation, merger, sale, reclassification or reorganization to the holder not less than 15 days prior to such event.

         If we sell all or substantially all of our assets, other than as part of a reorganization, or distribute our assets in dissolution or liquidation for cash, other than as part of such a reorganization, then each Class A and Class B Warrant may be converted into 1/3 of a share of our common stock. We will mail notice of such a transaction not less than 15 days prior to such event. The record date for stockholders entitled to any distribution in connection the transaction shall be 15 days from the date of the mailing of the notice.

         If we issue additional common stock, warrants or rights to acquire common stock and such issuance has a negative economic impact on the value of the Class A or Class B Warrants, the common stock issued with the warrants or the common stock issuable upon exercise of the Class A or Class B Warrants, we will adjust the terms of the warrants to provide terms that are no less advantageous than those of the issuance of the security which is deemed to have caused the negative economic impact on the value of the warrants. Generally, we have agreed that the issuance of common stock at less than $1.00 per share or warrants that may be exercised for common stock at an exercise price which is less than the exercise prices of the warrants are will be deemed to have a negative economic impact on the value of the warrants.

REGISTRATION RIGHTS

         A majority of the common stock and all of the warrants offered in connection with this prospectus were issued in transactions in which we granted the purchasers registration rights. Except with respect certain of the securities registered under this prospectus, we do not have any other securities in which the holder has the right to require us to register securities. We may issue securities in the future and grant the holders of those securities the right to cause us to register said securities.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock being sold by the selling securityholders may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares held or purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

         Approximately 2,144,000 outstanding shares of common stock not included in this offering are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. These shares will become freely tradable at various times between January 2001 and September 2001. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us.

         In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

DELAWARE ANTI-TAKEOVER LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (1) the transaction resulting, in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans) and (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 and 2/3% of the corporation's outstanding voting stock at an annual or special meeting excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as
(a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation. (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) the affiliates and associates of any such person. By restricting our ability to engage in business combinations with an interested person the application of Section 203 to us may provide a barrier to hostile or unwanted takeovers. Under Delaware law, we could have opted out of Section 203 but elected to be subject to its provisions.

TRANSFER AGENT

         The transfer agent and registrar for the common stock and warrants is Manhattan Transfer Registrar Company which is located at 58 Dorchester Road, Lake Ronkonkoma, New York 11779, telephone (631) 585-7341, facsimile (631) 585-7569.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by Section 145 of the Delaware General Corporation Law and Article Seventh our Certificate of Incorporation, as amended. Under Section 145 of the Delaware General Corporation Law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the certificate of incorporation of a corporation or any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Delaware General Corporation Law and Article Seventh of our certificate of incorporation both provide that no director shall be personally liable to a corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

         (i) for breach of the director's duty of loyalty to the corporation or its stockholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii)    pursuant to Section 174 of the GCL; or

         (iv) or any transaction from which the director derived an improper personal benefit.

         In addition, Article Seventh of our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, and controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         We were incorporated February 2, 1997 under the laws of the state of Delaware.

                             DESCRIPTION OF BUSINESS

         We are an early stage business that began operations in February 1997 for the purpose of servicing the international demand for medical diagnostic tests and plastic and glass disposables used in laboratories.

         We have developed a menu of more than 1,000 products through contract manufacturing and original equipment manufacturing agreements and brand labeled products. As such, any customer can obtain a large selection of laboratory diagnostic test kits and laboratory supplies from one source as both a supplier and exporter. This eliminates the multiple freight costs incurred when it is necessary to buy laboratory products from many exporters. The products are marketed through our distributor network and our website, www.GLOBALeMED.com, which is also accessible through its other Internet addresses: www.labtestkits.com and www.worlddiagnostics.com.

         We have developed and distributed, under our own brand name, a range of rapid tests that can be administered in a doctor's office to test diseases, such as infections, cancers, chemical dysfunctions and organ dysfunctions, in addition to other medical diagnostic tests, and plastic and glass disposables used in laboratories. Our various rapid diagnostic test kits incorporate genetically engineered technology to diagnose infectious diseases, such as HIV, cholera, hepatitis and tuberculosis, as well as various sexually transmitted diseases. These products provide accurate and cost-effective diagnosis of acute and chronic conditions in the areas of reproductive health, viral and bacterial infectious diseases, gastrointestinal, hormonal, and autoimmune disorders, cancer and cardiac markers, therapeutic drugs and drugs of abuse testing. Our products are made to specifications through a network of suppliers and contract manufacturers, many of which are interchangeable.

         We sell our medical diagnostic test kits and plastic and glass disposables used in laboratories through our websites in conjunction with a network of 96 distributors covering 76 countries. Our GLOBALeMED business-to-business interactive shopping and informational website serves as a convenient, easy, quick and effective solution to the one-stop shopping needs of medical professionals to purchase medical diagnostic and plastic and glass disposables used in laboratories and to access critical data and technical support online. The GLOBALeMED system is a worldwide multilingual, multi-cultural platform utilized by our distributors to serve hospitals, clinical laboratories, physicians' offices and pharmacies that specialize in over-the-counter products, primarily in the international and emerging market nations.

         In March 1998, we began to market our products by providing a limited menu of medical diagnostic tests that we offered for sale through international distributors serving particular countries. In May 1998, we acquired the assets of Health Tech International, Inc., which consisted primarily of distribution agreements and certain technology for rapid diagnostic tests. This transaction was treated as a combination of companies under common control with us as the surviving company. In July of 1999, we received certificates of registration for product sales including a Certificate of Foreign Government and a Certificate of Exportability 801(e) from the U.S. Department of Health and Human Services. Each of these certificates recognizes us as being FDA compliant with regard to those of our products it covers. The difference is that the Certificate of Foreign Government states that the products are good for sale in the U.S. and for export, and the Certificate of Exportability states that the products are good for export only. The FDA requires that to ship in vitro diagnostic tests, which are tests performed outside the body, a company must be registered to legally ship these products from the U.S. We have obtained a Certificate of Exportability to legally export all products that we sell.

         In March 1999, we posted our initial website, www.labkits.com, which we used to recruit new distributors. In June 1999, we added a rudimentary electronic shopping cart to the website, making it a fully transactional website for purchasing medical diagnostic test products online.

         In September 1999, we began the design of our GLOBALeMED interactive shopping and informational website, which became operational in November 1999. Local sites were launched in Chile and Romania in February 2000, and in South Africa in March 2000. As of March 2001, we have established seventeen such localized websites. In South America, sites have been established for Argentina, Chile, Colombia, Uruguay and Venezuela. In Europe, sites have been established for Spain, Poland the Netherlands and Austria. In Eastern Europe, sites have been established for Romania and the Czech Republic. In the Caribbean, sites have been established for Jamaica, Dutch Antilles and Trinidad and Tobago. In Africa and the Middle East, sites have been established for South Africa and Egypt, which also serves Kuwait. In Asia a site has been developed for South Korea. Localized web sites pending current agreements with local distributors include Sudan, Botswana, Nigeria, Algeria, Saudi Arabia, United Kingdom, Belgium, Hungary, Thailand and Malaysia.

         The GLOBALeMED system is designed to permit participants in each country to purchase our product offerings online, obtain technical information, product support and training in multiple languages. These localized websites are portals to and, therefore, provide for centralized online purchasing through our GLOBALeMED website. At the same time, each local website serves as a resource for news and information concerning healthcare matters of community interest in that particular country, such as content provided by professional societies, event calendars, bulletin boards, publications, information about our local GLOBALeMED representative, and hyperlinks to other related local and global websites. The GLOBALeMED system provides access to authoritative medical data through search engines and alliances with internationally recognized organizations, enabling professionals and businesses to obtain both local and global healthcare and medical laboratory information. In addition, a technical staff is available by telephone, fax, e-mail or online through our website to support customers. The continuing implementation of our GLOBALeMED system is dependent upon our ability to continue to raise additional financing.

         Our revenues are derived primarily from South America, the Caribbean and Eastern Europe, with Western Europe, Asia, the Middle East and Africa representing our secondary source of revenues. For the nine months ended December 31, 2000, our largest customer accounted for approximately 16% of our revenues. In the fiscal years ended March 31, 2000 and 1999, our single largest customers accounted for approximately 14% and 21% of each year's respective annual revenues. Our sales grew to $1,426,915 for the nine months ended December 31, 2000 from $927,891 for the nine months ended December 31, 1999 and to $1,463,417 for the year ended March 31, 2000 from approximately $576,250 in fiscal year 1999.

E-COMMERCE

         The Internet has emerged as the fastest growing communication medium in history and is dramatically changing how business communicates and shares information. It has created new opportunities for conducting commerce, streamlining complex processes, lowering costs and improving productivity. Through the Internet, we are able to communicate with a large number of buyers throughout a highly fragmented market and provide these buyers with a range of products, technical information and support. Currently less than 1% of sales are transacted through direct online purchases, but we do obtain 99% of our business from end users and distributors through leads or correspondence conducted via the Internet. We are trying to create a brand image by providing information and technical support and eventually expect to convert people to direct online purchases as the international community becomes more confident with transacting purchases on line. We enable distributors and end users of medical diagnostic tests and plastic and glass disposables used in laboratories to efficiently identify, evaluate and buy over 1,000 of our products through our website via an Internet based purchasing solution.

         Our GLOBALeMED system is comprised principally of the following elements:

     o Industry Focused Transactional Website

     o Online Technical Support and Training Aids

     o Multi-lingual/Multi-cultural Navigation

     o Medical News and Information throughout the World

     o Community of Professional Interests

     o Global and Localized Website Orientation

     o Links to Other Websites for Authoritative Data

         Our transactional website is secure, easy to use and highly functional for ordering product. Our GLOBALeMED interactive shopping and informational website connects users with global health organizations providing authoritative information from an international database concerning clinical studies and patient results, disease states and healthcare conditions. In addition, it has a resource program for frequently asked questions. Our website is user-friendly, with a qualifying questionnaire that captures valuable information about customer purchasing patterns, preferences and interests. This data is automatically added to our database to improve customer service and future use of the data vases of customers around the world to promote product sales.

         Our GLOBALeMED interactive shopping and informational website seamlessly links purchasers of medical diagnostic tests and plastic and glass disposables used in laboratories with the ability to efficiently deliver a wide range of products and services unavailable from any other single source. Our supply chain integrates a manufacturing base of numerous producers that provide timely delivery of intermediate and finished goods to us. We conduct final inspection and packaging before shipping directly to our customers. Our website offers a simplified electronic catalog to access technical and product information, product selection, pricing, and an efficient order and order-tracking mechanism.

         We are continuing to establish our GLOBALeMED system in certain target countries where management believes that its products will be in high demand. Particular emphasis is being placed on adding marketing support features and services for our local GLOBALeMED distributors, whose mission is to promote the system and sell our branded products. The GLOBALeMED system is creating a growing customer base by providing efficient online purchasing options, technical support, valuable information and industry news, and a community of interests where professionals can access data, obtain educational material and derive other benefits. Customers are able to access our global home page or a local website that is adapted to local culture, languages and practices. The shopping cart option functions on a transparent basis to facilitate centralized purchasing. The shopping cart appears to the customer to be localized, while at the same time offering the option to visit our global website and home page, or access our GLOBALeMED websites in various other countries.

         Our centralized purchasing from our suppliers is based upon orders projected and received. Buying patterns differ around the world due to different medical practices, disease states, environmental and cultural biases. Accordingly, forecasting levels of production from our manufacturing network to meet sales expectations is closely monitored in terms of amounts, types of products, inventory requirements and timing of delivery. We recently installed a new accounting and management system and plan to integrate information from our manufacturers and suppliers with our purchasing, sales forecasting and inventory levels so as to provide prompt delivery where such service enhances our competitive position.

BRAND EQUITY

         We are concentrating on building brand equity through our distributor network, branded product sales, and through the GLOBALeMED system. Our management considers brand equity to be important to build growth and recurring revenues.

         Our company name image and brand equity consists of the following components:

     o World Diagnostics, WDI and GLOBALeMED

     o "Smart Check," "Smart Strip" and "Advantage" products marketed under the WDI label

         We plan to continue building brand equity through advertising, marketing seminars and alliances that serve to increase sales and drive customers to our GLOBALeMED website. These include:

     o Local and global advertising in trade publications, newsletters, medical journals and healthcare publications

     o Educational seminars for professional societies on a country-by-country basis

     o Trade shows and special events for medical professionals

     o Direct marketing initiatives and special promotions for local groups

     o Public awareness campaigns with government and non-government organizations

     o Partnering with local ISPs and portals on a global and by country basis

     o Establishing marketing alliances with medical websites and businesses

MARKET OVERVIEW


         The 1999 worldwide market for in vitro diagnostic test products using urine, blood and saliva specimens to test for diseases is estimated to be $19 billion annually, of which approximately 40% is in the U.S., 26% is in Europe, 12% is in Japan and 22% is in recently developed economies and emerging market countries. (Source: Diagnostic Consulting Group, from a report commissioned by us). The moderately developed and emerging markets, with aggregate market size estimated to be approximately $4.2 billion, has two components: public and private sectors. (Source: U.S. Department of State 1999.).

The World Health Organization estimates that infectious diseases are responsible for almost half of the mortality in developing countries. Of persons worldwide who are HIV positive, 95% are in Latin America, the Caribbean, Africa and Asia.


         Diagnostic product sales are driven by several factors, including:

     o The need for easier methods to diagnose disease states or medical disorders so as to enable effective physician response to the patient.

     o Recognition that diagnostic products afford early detection of diseases or medical disorders.

     o Prompt response to increases in infectious disease disorders through rapid diagnosis and isolation of infectious individuals.

     o Government policies to contain or decrease costs to the medical and social system and to contain epidemic situations.


         The vast majority of international end users typically buy from numerous relatively small local distributors that often stock a limited range of test kits and lack the expertise to provide timely delivery and technical support. Smaller international accounts in highly fragmented markets have been less desirable for large corporations as these accounts are too expensive to be managed or directly sold to by large corporations.

         We believe that in moderately developed economies and emerging markets, price, availability of products, ease of use and technical support are of major importance. We also believe that in emerging markets identifying and containing infectious disease disorders is of primary importance. As a result, there is a need to minimize costs to the medical and social system for the general health and welfare improvement of populations as well as containing epidemic situations. Moreover, we believe that population control is a growing area in diagnostic product sales behind infectious diseases for the emerging markets countries. Organizations such as USAID and the World Bank are supporting international funding in this area.

PRODUCTS

         Our current catalog of approximately 1,000 products offers a comprehensive commonly used range of medical diagnostic test kits and plastic and glass disposables used in laboratories, which are made to specifications by various manufacturers and suppliers, as well as in generic form and packaged under our label. Included in our products are sophisticated point of care tests that measure the:

         o level of cardiac markers in the blood, such as Tropinin I, which enables the diagnosis of and indicates the severity of heart muscle damage after myocardial infarctions;

         o presence of cancer markers, such as prostate specific antigen, to screen for prostate cancer;

         o presence of sexually transmitted diseases, such as HIV, Gonorrhea, Chlamydia, Syphilis; and

         o presence of infectious diseases, such as cholera, tuberculosis, dengue fever, rotovirus, rubella and HCV.

         In June 1998, we received certification of the sensitivity and efficacy for our whole blood rapid HIV-1 and HIV-2 tests from the World Health Organization Special Program for Sexually Transmitted Diseases, which is a leading product for revenue growth in certain countries. These tests, which have been designed for us, are advanced technologies having a 100% positive predictor value. The World Health Organization defines a positive predictor value as the frequency of detecting truly infected persons among all those persons with positive results. These HIV tests have been designed through genetic engineering to identify HIV 1 and HIV 2, sub type 0 and sub type C seroconverter blood markers, which are critical for early identification and complete screening purposes. Concurrently with achieving World Health Organization certification, we launched our first rapid test product requiring no instrumentation and, since then, have significantly expanded this product line.

         Our diagnostic product line consists of six main groups and is marketed under the World Diagnostics Inc. or the WDI label.

       o Qualitative Rapid Diagnostic Tests Used at the Point of Care

         Product brand name "Smart Check" and "Smart Strip" for HIV, syphilis, ovulation, pregnancy, drugs of abuse, and others tests used for infectious and immune complexes. These tests can be used at the time a patient visits a doctor's office, and the results do not have to be sent away to a laboratory to be processed and, in fact, are ready within minutes. These tests only provide "pass/fail" or "positive/negative" results.

       o Quantitative Laboratory Tests

         Product brand name "Avantage" for blood banking, hormones, cancer markers, infectious diseases, allergy, fertility, gastrointestinal, immune and other disorders. These tests require the skill of a trained laboratory technician and a laboratory environment. Test results take hours or days to obtain, depending on the test, and require sophisticated medical device equipment for analysis. The results of these tests are quantitative and, therefore, are measurable to enable definitive assessment of the state of a disease. They are also sensitive to minute blood changes in determining the existence of disease states.

       o Routine Urine and Latex Agglutination Tests

         Latex agglutination is a test format that uses latex particles, for their binding capacity, to capture foreign substances in the blood for analysis. They provide qualitative results like the point of care tests, but due to the age of this technology, they still need to be administered in a laboratory by a skilled laboratory technician. These products are demanded in emerging markets, offer lower sensitivity; but sometimes are preferred by some governments because they are inexpensive.

       o Clinical Chemistry Reagents

         These are chemicals that have reactions with human blood to provide results about blood chemistries that regulate body function. They provide quantitative result. This product group is fundamental to all laboratory operations. While it is mature, it continues to be a widespread mode of clinical testing.

       o Laboratory Equipment

         This is a category of medical devices that processes human bodily fluids in order to obtain quantitative information about bodily functions, such as blood chemistry, cancer, infections or hormone tests.

       o Miscellaneous Laboratory Supplies

         This refers to that category of disposable products that are used in a laboratory, such as needles, band aids, syringes, tubes culture swabs, sterile containers, containers to hold reagents, blood drawing devices and thermometers.

         The following table sets forth our revenues from each of our six main product groups for the year ended March 31, 2000, and 1999 and for the nine months ended December 31, 2000 and 1999:


                                                 For the year ended                      Nine months ended
                                                      March 31,                            December 31,
                                            ------------------------------      -----------------------------------
                                             2000      %      1999       %         2000        %      1999        %
                                            ------    --     ------     --        -------     --     -------     --

Qualitative Rapid Point
  of care Diagnostic Tests                  439,378   30     135,217     23       491,327     35     278,367     30
Urine and Latex
Agglutination Tests                         184,926   13      73,108     13       203,240     14     139,184     15
Clinical Chemistry Reagents                 273,602   19      93,765     16       175,835     12     157,741     17
Quantitative Laboratory Tests               287,202   20     137,604     24       209,946     15     148,463     16
Laboratory Equipment                        169,283   111      64,154     11       255,141     18     111,347     12
Miscellaneous Laboratory Supplies           109,026    7      72,402     13        91,426      6      92,789     10

Technology

         We employ technologies utilizing some of the most modern "formats" available in the medical laboratory diagnostics industry. Format refers to the platform under which animal and human proteins are utilized to determine quantitative or qualitative test results. We market diagnostic test kits covering chemical reagents that quantify human blood chemisry, immunoassays, which are tests that use a human antibody to measure a foreign substance, such as a germ, and rapid diagnostic tests that are used at the time a patient visits a doctor's office. While most diagnostic kits are very similar in how they are used and the manner in which results are provided, we believe that our tests are easier to use and provide faster results than those of our competitors.

         Protein molecules called antibodies react with, or bind to, specific antigens, such as other antibodies, viruses, bacteria, hormones and drugs. The antibodies produced in response to a particular antigen bind specifically to that antigen. This characteristic allows for a wide range of diagnostic applications. The ability to detect the binding of antibodies to target antigens forms the basis for immunodiagnostic testing. Antibodies are typically deposited onto a solid petrochemical product that is used to make latex. A chemical that serves as a pointer to identify the presence of a human antibody, indicating the presence of illness, is then either incorporated onto the solid petrochemical or added separately once the solid petrochemical has been exposed to the test sample. If the target molecule is present in the test sample, the chemical that serves as a pointer to identify the presence of a human antibody, indicating the presence of illness, produces a visually identifiable color change in response to the resulting antibody reaction with the antigen. This provides a clear rate of color or endpoint color development for easy visual verification of the test results. Using this platform, whether as a qualitative or quantitative test, allows measurement of disorders covering product areas such as infectious diseases, cancer markers, hormones, immune disorders, fertility, therapeutic and drugs of abuse, serology, virology and microbiology.

         Natural immune systems of the human body produce antibodies to defend against abnormalities such as bacteria, viruses and cancer. Antibodies are produced in specific shapes and composition to attack and immobilize these abnormalities. Our tests use antibodies and antigens that are genetically engineered to be highly specific in measuring the substance that the test is designed to detect. As a result of such specificity, genetically engineered antibodies or antigens also detect such abnormalities earlier than naturally formed antibodies. We offer four primary delivery system formats using the genetically engineered antigens:

         (1) Dipsticks. Dipsticks are thin plastic strips, with cellulose membrane on top of the plastic, coated with antibodies in the form of two lines. The antibody will react and bind to the substance that one is trying to detect in bodily fluid. The strip is dipped into the specimen and the sample fluid migrates through capillary action up the two bands. The first band contains the antibodies, and the second is a control band which confirms that the device is working. The appearance of one band means that only the control band has reacted and indicates a negative result. If two bands are present, then the test is positive.

         (2) Flow-through cassettes. The principle is the same as the strip using cellulose membrane, except that gravity is used pass the specimen through membranes that filter the antibody in individual layers in order to capture and bind the antibody to the substance being detected. Binding results in the appearance of a dot instead of a band. As with the dipstick, if one dot appears, only the control has reacted, and the test is negative. If two dots are present, then the test is positive.

         (3) Microwell tests. Microwell tests are quantitative tests that use a plastic plate with 96 small wells set out in 12 rows of 8 wells each. Antibodies to the substance that the test is designed to detect are pre-coated to the wells. A specimen is introduced into the microwell and incubated. Then a protein is added, along with a color developer, that tags or indicates the presence of the particular substance being measured, if any exists. After further incubation, the depth of the color of each well is a direct correlation to the quantity or level of the substance being tested for.

         (4) A one-step lateral flow delivery system. This is very similar to the dipstick, except that there is a plastic cassette that holds the plastic strip so that it lays flat on a table or counter. The strip is not touched or dipped into the fluid. Instead, the fluid is dripped onto the strip. The mechanics of the test to determine a positive or negative result are the same as those of the dipstick.

         While most diagnostic test formats utilize a basic antibody antigen concept, the four formats developed provide advanced technology and differ in terms of speed, ease of use, sensitivity, and specificity to address the particular needs of different tests.

MANUFACTURING

         We obtain in vitro diagnostic products through various contract arrangements with 36 primary manufacturers and suppliers. We inspect and test for quality control upon receipt of these products and periodically conduct field audits of our suppliers to insure conformity to specifications and delivery schedules. These products come in many forms, such as enzymatic clinical chemistry products, which are chemical reagents that quantify human blood chemistry; quantitative immunodiagnostic assays, which are tests that use a human antibody to measure the level of a foreign substance in the blood; rapid point of care tests, which are tests that can be administered in a doctor's office without the aid of a laboratory, and detect human medical conditions and illnesses.

         Product packaging, quality control and our research and development laboratory are located in Miami Lakes, Florida. Supplies are generally sourced from various laboratories devoted to antigen production, tissue culture, immunochemistry, and certain solid petrochemical coating process and filling. We use biological, chemical and packaging supplies and equipment generally available from multiple competing suppliers. We require all suppliers who manufacture our products to be in compliance with FDA regulations governing the manufacture of medical devices.

         It is our responsibility to verify that each component purchased from various suppliers and incorporated into our products is in conformity with FDA specifications. Dr. Martin Muy, a genetic immunologist and our Vice President-Technical Affairs, oversees our quality control lab and conducts audits of our suppliers and contract manufacturers to verify that our specifications are met.

MARKETING AND DISTRIBUTION

         We intend to utilize our product positioning, advanced technology and GLOBALeMED interactive shopping and informational website to meet the needs of our distributors and end-user customers. Our strategy is to make our distributor base into an effective network of localized representatives that expand our sales through conventional distribution methods and, at the same time, promote and market our GLOBALeMED system. Distributors typically fulfill this function by first providing basic distribution of our products within a country and then initiating efforts to have their existing customer base purchase our products directly from our website. Current sales to distributors are direct, and, although distributors receive a discount starting at 20% of our list price if they purchase a large volume of our products, there are no commissions. The distributors mark up the product price as they choose in each country as long as the price does not exceed our published catalog prices. They then receive the difference in price between our cost to them and their cost to the public. There are significant benefits to our distributors when our customers purchase directly from the Internet. Not only does each distributor receive a 10% commission for each Internet sale in such distributor's territory, regardless of the size of the sale, but because the customer pays for the products by credit card through our website, the distributor is no longer required to:

         o  pay duty, freight or VAT on the products;

         o physically go to its country's customs location to have the products cleared through customs;

         o  deliver the products to the customer; or

         o  collect its receivables from the customer.

         During the year ended March 31, 2000 our distributor customer base grew by 67% to 75 distributors serving 63 countries from 45 distributors in the year ended March 31, 1999. As of March 19, 2001, the number of distributors has increased to 96. Our non-distributor direct end-user customer base grew 780% in fiscal year 2000, from 5 in fiscal year 1999 to 44 in fiscal year 2000, covering 17 countries. Since the establishment of our website, we have generated a substantial database of new customer leads, of which the majority are non-distributor direct end-user customer prospects that may be screened and cultivated through e-mail and fax. In addition, activity for our website has increased from approximately 3,800 viewed visits per month in March 1999 to 100,000 viewed visits per month as of February 2001. The average length of time spent by a visitor to our site was between 1 to 3 minutes in March 1999, as compared to 5 to 15 minutes in November 2000.

         Through our website, we attract new distributors who offer the capability for us to distribute increasing volumes of our products, promote our brand name in the distributors respective country and service end-user customers. At present, a substantial portion of our sales are derived from our distributor base, many of which use our website to place orders or to promote our product line. We have our highest concentration of revenues from distributors in South America, the Caribbean, and Eastern Europe. These regions accounted for approximately 75% of our fiscal year 2000 revenues and 88% of revenues in fiscal year 1999. Revenue from Western Europe, the Pacific Rim, the Middle East and Africa continues to grow, having increased to 15% of total revenues in fiscal year 2000, from 5% of total revenues in fiscal year 1999.

         We plan to continue to recruit distributors in order to increase sales and market penetration and use our distributor network as a means to expand our GLOBALeMED system on a country-by-country basis. We are concentrating on those countries and geographic regions where we believe that we will have the greatest opportunity to establish growing market share and critical mass for our GLOBALeMED system. To date, we have established seventeen such websites. Local websites created for our distributors will be maintained by us. In addition to providing localized services and information, we our website is linked with both additional websites to provide education, training, FAQ's, calendars of worldwide events in the laboratory community and with local websites by country to make available both our general information and pertinent information specific to each country, such as local medical-technical societies, local doctor societies and local pharmacy societies. Our distributors are becoming product support centers and serve as selling representatives to promote end-users to utilize our GLOBALeMED system. The distributor network facilitates and drives transactions through the local website to our global website, where orders are centrally processed. Distributors are able to keep track of order status and fulfillment on a localized basis.

         We concentrate on selling medical diagnostic test kits that are anticipated to have significant repeat business. Once a customer's laboratory has standardized its test menu and reference ranges for our products, there is a good likelihood that we will continue to be the provider of choice because of the need to maintain consistent accurate test results.

CUSTOMERS

         We have recently begun efforts to access new end-user customers and to convert many of our accounts to online purchasers through our GLOBALeMED system. Management expects this process to grow at different rates, depending upon various factors within each country. Although approximately 90% of our customers are distributors and 10% are direct end-users, direct end-users account for less than 2% of our total sales. We are actively marketing to direct end-users of our products and make presentations at medical conferences and trade shows worldwide. We seek a 30% gross profit margin on sales to distributors and 45% on sales to end-users. Our single largest customer accounted for approximately 14% of our fiscal year 2000 revenues.

         We have established numerous incentives for distributors such as:

         o discounts for pre-payment and prompt payment after delivery of goods,

         o incentive coupons and cumulative value promotions for preferred customers who have good payment records; and

         o other discounts relating to online and special promotional offerings.

         We plan to commence selective advertising and promotional campaigns aimed at end-user customers on a country-by-country base to accelerate the transition of our customer base from distributor to end-user denominated customers.

COMPETITIVE CONDITIONS

         The competitive landscape for Internet e-commerce business solutions in medical diagnostic tests and plastic and glass disposables used in laboratories is extremely fragmented and limited in scope, especially in the international market. Most competitors are sellers of either equipment or medical supplies. Some sell a limited range of diagnostic test products. Websites, the majority of which are in their early stage of development, include a few buying groups, trade associations, some small niche distributors or manufacturers, a few large manufacturers, some publishers, and a handful of virtual malls. About 75% of the websites researched by us were U.S. based. Major medical diagnostic companies, typically European or U.S., traditionally rely upon a master distributor to manage an umbrella distribution network for both public and private sector sales.

         Each of these companies, however, offers diagnostic tests for only one specialty area, like hematology or cancer diagnosis or AIDS diagnosis. Therefore, while all of these companies, buying groups and trade associations compete with us to the extent that they sell one type of diagnostic test kit in a country where we market our products, we believe that none of these entities offers the wide range of products that we do. In addition, the major medical diagnostic companies are at a disadvantage, because they are not flexible to the customs, regulations and laws of each country in which they operate. By contrast, we do not operate by means of a master distribution scheme, but through localized distributors that are familiar with the customs, regulations and laws of their country. No company has yet to establish a critical mass or dominant market share in any particular area in the markets served by us, and there is no directly comparable website to the GLOBALeMED system.

PATENTS AND TRADEMARKS

         We have not applied for patent protection with respect to any of the products that we have obtained the right to sell or which have been developed for us. We do not expect to file for patent protection within the United States or other countries as relates to product technology because of the low barriers to entry in the market and the relatively short product cycles, as the result of the rapid emergence of new product technologies. We anticipate filing trademark applications for our branded product names including "SmartCheck," "Smartstrip" as well as our "GLOBALeMED" name. We protect our trade secrets through confidentiality and non-competition agreements executed by our employees and suppliers.

GOVERNMENT REGULATION AND FOREIGN GOVERNMENTAL APPROVAL

         We maintain an FDA certified Good Manufacturing Practices facility and have FDA approval for 464 of the approximately 1000 products we offer for sale. We have an FDA Registration Certificate of Foreign Government for FDA approved products. We also have Certificates of Exportability for all non-FDA approved products which are provided by us to distributors who have represented to us that such Certificates of Exportability permit the sale of our products in their respective countries. We believe that the export of these products is in compliance with applicable foreign law. An insignificant amount of our products are sold within the US which are subject to the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act as amended and/or provisions under the Safe Medical Act of 1990, which governs the manufacture and marketing of medical devices, including in vitro diagnostic test kits, which are kits whose tests are performed outside of the body. In addition to the foregoing, our present and future operations or products may be subject to regulation under the Occupational Safety and Health Act, Environmental Protection Act, Resource Conversion and Recovery Act, Toxic Substances Control Act, Clinical Laboratory Improvement Act and other present or possible future legislation and regulations, as well as by governmental agencies with regulatory authority relating to our business.

RESEARCH AND DEVELOPMENT

         We expended approximately $75,000 and $25,000 during fiscal year 2000 and fiscal year 1999, respectively, on research and development activities. Typically, the product life cycle for diagnostic products is between 18 and 36 months. Our research and development is limited to design specifications for our various contract suppliers, and requires minimal capital expenditures and personnel. Accordingly, we do not conduct any primary product research and development, but work closely with our suppliers to implement appropriate changes to our products, as required. We do not consider these expenditures to be significant, nor do we anticipate that they will become significant.

EMPLOYEES

         As of March 19, 2001, we had a total of 26 employees, 20 of whom were full-time employees and 6 of whom were part-time employees.

PROPERTIES

         Our new executive, administrative, technical affairs and warehouse facilities are located in Miami Lakes, Florida, in approximately 10,000 square feet of general use space. The lease commenced March 1, 2001. The term of this lease is for 10 years at $9,100 per month base rent. We have the right to terminate the lease at the end of years three and five upon prior notice and payment to the landlord of approximately $170,000 and $100,000, respectively. We have occupied the new facility since March 6, 2001.

LEGAL PROCEEDINGS

         From time to time, we may be a party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or proceedings, which, in the opinion of management, if decided against, us would have a material adverse effect on our financial position.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

         During our fiscal year ending March 31, 2001 we plan to continue implementation of our GLOBALeMED system on a country-by-county basis, with a goal of launching 3 additional sites by March 31, 2001, thereby increasing our local websites from 17 to 20. In addition to increasing the number of local websites, we plan to make further enhancements to our current sites to improve functionality, navigability and ease of use. Although currently less than 1% of our sales are derived from direct purchases over the Internet, the GLOBALeMED system serves as a significant lead generator for new business, recruitment of new distributors and existing distributor sales. It is particularly important in providing online technical support and as a marketing tool for us with regard to promoting efficiency in product selection, evaluation and pricing and advancing overall simplicity in doing business with the company. While the growth and further development of the GLOBALeMED system continues to be an important focus, the current sales and marketing effort is concentrated and dependent upon traditional distributors. In connection with our planned expansion, we intend to move operations from our current 3,500 square foot facility in Miami Lakes, Florida to a 10,000 square foot facility in Miami Lakes, Florida and hire additional sales and technical support representatives. To meet our goals for expanded revenue growth and inventory levels, we are currently negotiating a $1,500,000 credit facility, secured by our inventory and accounts receivable, that will have a formula based on borrowing availability.

Fiscal Year Ended March 31, 2000 compared to Fiscal Year Ended March 31, 1999.

RESULTS OF OPERATIONS

         Revenues. Revenues for the year ended March 31, 2000 were $1,463,417, a net increase of $887,167 or 154% from $576,250 for the year ended March 31, 1999. The increase in revenues was attributable to

         o   a 67% increase in the number of distributors,

         o   increased sales volumes to existing accounts, and

         o a 780% increase in the non-distributor customer base. The following table details our sales breakdown by geographic region.

         Region                        Year Ended 3/31/00    Year Ended 3/31/99
         ------                        ------------------    ------------------
                                                 (in thousands (000))

         Domestic Sales                       $114                   $29
         Caribbean                             433                   341
         South America                         526                   129
         Eastern Europe                        135                    34
         Central America                        41                    15
         Pacific Rim                            92                    10
         Western Europe                         79                     2
         Middle East and Africa                 43                    16
                                            ------                  ----
                  Total Revenue             $1,463                  $576
                                            ======                  ====

         South America, the Caribbean and Eastern Europe continued to be our strongest markets and in the aggregate accounted for 74.8% of total revenues for fiscal year 2000, down from 87.5% of total revenues for fiscal year 1999. The lower percentage contribution to total revenues for these markets points to the strong growth in both the number of distributors and volume of sales in other markets that we sell to.

         Sales of the qualitative rapid point of care diagnostic test product grouping, increased significantly to $439,378 for the year ended March 31, 2000, from $135,217 for the year ended March 31, 1999. As a percentage of revenue, this product category accounted for 30% of revenue compared to 23% of revenue for the years ended March 31, 2000 and March 31, 1999, respectively. Sales of clinical chemistry reagents increased to $273,602, or 19% of revenues, from $93,765, or 16% of revenues, for the years ended March 31, 2000 and 1999, respectively. Sales of quantitative laboratory tests increased to $287,202 from $137,604 for the years ended March 31, 2000 and 1999. As a percentage of revenue, this product category decreased to 20% from 24% for the years ended March 31, 2000 and 1999. Sales of the qualitative rapid point of care tests are expected to grow as a percentage of total revenue and are expected to be the fastest growing product category. Sales of miscellaneous laboratory supplies grew to $109,026 from $72,402, for the year ended March 31, 2000 compared to March 31, 1999. As a percentage of sales, this product group was 7 percent of revenue compared to 13 percent of revenue for the years ended March 31, 2000 and 1999 respectively. It is anticipated that the miscellaneous laboratory supplies product category will continue to decline as a percentage of overall revenue. Sales of laboratory equipment grew to $169,283 from $64,154 for the year ended March 31, 2000 compared to March 31, 1999. As a percentage of revenue, this product category remained fixed at 11 percent in both periods. It is anticipated that sales of laboratory equipment will grow in absolute dollar terms and as a percentage of overall revenue.


         Significant fluctuations in the absolute dollar amount of revenue for each of the six main product groups during the fiscal year ended March 31, 2000 compared to the fiscal year ended March 31, 1999 were caused by:

   * the varying demand for particular product groups in different countries;

   * the addition by us of new distributors whose marketing efforts were focused in certain product groups;

   * the number of distributors in a given country; and

   * our marketing strategy.

Our marketing strategy is also the primary reason for the growth in the qualitative rapid point of care diagnostic test product group, both in absolute terms and as a percentage of total revenue. Our marketing strategy has affected the growth of other product groups to varying degrees.


         Gross Profit. Our gross profit on product sales increased to $384,556 for the fiscal year 2000 from $118,897 for fiscal year 1999. Gross profit as a percentage of sales increased to 26.3% from 20.6% in the comparable year of 1999. The improved gross profit margin was primarily the result of improved purchasing and volume price discounts. Margins are expected to continue to increase as a result of continued higher sales per order, enabling us to achieve further efficiencies in volume purchasing.

         Selling, General and Administrative Expense. Selling, general and administrative expense increased to $1,280,598 for fiscal year 2000 from $496,972 for fiscal year 1999, an increase of $783,626 or 158%. During October 1999, we commenced implementation of our GLOBALeMED e-commerce business to business website. Expenditures in the amount of $319,017 were incurred in developing the site content, building individual country websites, promotion, advertising and consultants fees to develop the site. Further we expect to incur significant expenditures, in excess of 10% of projected fiscal year 2001 revenues in the continued development of the GLOBALeMED system. This includes expenditures incurred in developing additional country websites, as well as promotion, marketing and advertising. Payroll and related tax expenses was $434,132 for fiscal year 2000, an increase of $267,776 from the $166,356 incurred during fiscal year 1999. The increased expenditure was due to additional personnel hired for information technology, technical support, sales and marketing as well as employee benefits. Professional fees and consultants paid during fiscal year 2000 increased by $152,114 over the comparable amount in fiscal year 1999. The increase is as a result of costs associated with a Form SB-10 that we filed in November 1999 as well as costs associated with the development of the GLOBALeMED infrastructure. Bad debt expense increased to $87,967 for the twelve months ended March 31, 2000 from $4,573 in the twelve months ended March 31, 1999. The increase was as a result of an increase in the reserve for bad debts in line with the growth in the accounts receivable balance from $102,968 to $462,558.

         Interest Expense. Interest expense was incurred primarily on borrowings in fiscal year 2000 from various private financing arrangements with non-affiliated parties. On October 27, 1999, we entered into a $375,000 promissory note with detachable warrants. This October note matured on March 31, 2000, bore 6% interest, and was increased to $410,000 through additional borrowing in January 2000. In November 1999, our Board of Directors authorized the issuance of 205,000 common stock purchase warrants associated with the October note. In connection with the issuance of the 205,000 common stock purchase warrants associated with the October note, a non-cash charge of $239,850 was recorded as interest expense in fiscal year 2000, which represents the present value discount of the debt computed as of the difference between the total fair value of the common stock underlying the warrants, which was $9.25 per share at the date of the authorization of the issuance, and the exercise price of the warrants, which were $6.00.

         Loss on Warrant Inducement. In June 1998, we completed a private placement of our common stock in which we issued 400,000 shares of common stock at $0.125 per share. In connection with the private placement, we issued 950,000 common stock purchase warrants. Each warrant was exercisable into one share of our common stock at $1 per share until expiration on March 15, 1999. During 1999, 201,500 warrants were exercised at the original $1 exercise price. In March 1999, we extended the expiration date of the warrants to June 30, 1999, and reduced the exercise price to $0.50 per share. The remaining 748,500 warrants were exercised in March 1999. As a result of the modification to the terms of the warrants, we recorded a loss of $374,250 during 1999. During fiscal 2000 there were no modifications to warrants that resulted in a loss.

         Extraordinary Loss on Extinguishment of Debt. In April 1999, our board of directors authorized the issuance of 101,090 restricted common shares and $45,000 in cash to extinguish the $107,500 outstanding balance of a promissory note due to MediaVest, Inc., a corporation controlled by a stockholder and our Chairman of the Board of Directors. MediaVest, Inc. participated in $50,000 of the initial $150,000 loan to us. The fair market value of the common stock on the date of issuance of the 101,090 shares was $7.00 per share. The restricted common stock cannot be sold for the first eighteen months and after that may only be sold in accordance with Rule 144. We discounted the fair value of the common stock by 25% on the date of the extinguishment. The extraordinary non-cash loss on the extinguishment of debt is $468,223, which is the difference between the fair market value of the stock and the carrying amount of the note extinguished. In May 1999, we paid the outstanding balances due to various vendors through the issuance of 6,000 shares of common stock. The fair market value of the common stock on the date of extinguishment was $7.50 per share. The restricted common stock cannot be sold for the first eighteen months and after that may only be sold in accordance with Rule 144. We discounted the fair value of the common stock by 25% on the date of the extinguishment. The extraordinary non-cash loss on the extinguishment of this debt is $25,715, which is the difference between the fair market value of the stock and the carrying amount of the debts extinguished.

         Loss on Extension of Debt. On March 15, 2000, we entered into a forbearance agreement, which extended the maturity date of the October note to May 31, 2000. Our Board of Directors authorized the issuance of 8,199 shares of common stock in consideration of this forbearance and we recorded a non-cash loss in connection with the issuance of the common stock of $67,642 as a result of the extension of the due date to May 31, 2000.

         Net Loss. We incurred a net loss of $1,701,820 or $(0.41) per share for fiscal year 2000 and reported a net loss of $824,478 or $(0.26) per share for the comparable period in 1999. Non-cash charges associated with extinguishment of debt, extension of debt and equity adjustments totaled $801,430 and $435,750 for fiscal year 2000 and fiscal year 1999, respectively. The operating loss increased to $896,042 in fiscal year 2000 from $378,075 in fiscal year 1999.

Nine months ended December 31, 2000 compared to nine months ended December 31, 1999.

RESULTS OF OPERATIONS

         Revenues. For the nine months ended December 31, 2000, revenues increased by $499,024 or 54% over the nine months ended December 31,1999. The increase in revenues was a result of sales to a larger distributor base and a higher level of sales to existing customers.

         South America, the Caribbean and Eastern Europe are our strongest markets and in combination accounted for 76% of total revenue for the nine months ended December 31, 2000 compared to 71% of total revenue for the nine months ended December 31, 1999. We continue to experience strong growth in other geographic regions of the world and these regions should begin to account for an increasing percentage of our total revenue going forward. The South African government has authorized the purchase by its government hospitals and clinics of HIV diagnostic test kits from select approved vendors. South Africa recently granted us approved vendor status, which authorizes the government hospitals and clinics to purchase these kits from us and is not an actual contract for the sale of a specified number of test kits. As a result, since the initial filing of the registration statement of which this prospectus is a part, we have learned that actual sales from the South African government will not significantly increase sales in Africa as a percentage of total revenue.

         Sales of qualitative rapid point of care diagnostic tests continued to show strong growth as a product category, increasing to $491,327, or 35% of revenues, for the nine months ended December 31, 2000, compared to $278,367, or 30% of revenues, for the nine months ended December 31,1999. The laboratory equipment product group revenues grew to $255,141, or 18%of revenues, compared to $111,347 or 12% of revenues for the nine months ended December 31, 2000 and 1999 respectively. These two product categories are expected to continue as the primary drivers of overall revenue growth both in dollar terms and as a percentage of overall revenue. Revenues from the other product categories will show growth in dollar terms but at lower growth rates, resulting in these product categories comprising lower percentages of total revenue.


         Significant fluctuations in the absolute dollar amount of revenue for each of the six main product groups during the nine months ended December 31, 2000 compared to the nine months ended December 31, 1999 were caused by the same factors as the significant fluctuations for the fiscal year ended March 31, 2000 compared to the fiscal year ended March 31, 1999.


         Sales returns have historically, and continue to be insignificant. Because of extensive product quality control and review, which is conducted prior to product shipment, the return rate as a percentage of sales is anticipated to remain at a low percentage.

         Gross Profit. Our gross profit on product sales increased to $332,141 for the nine months ended December 31, 2000 from $183,890 during the same period in 1999. Gross profit as a percentage of sales was 23.3% for the nine months ended December 31, 2000, compared to 19.8% for the nine months ended December 31, 1999. The improved gross profit margin was primarily the result of better purchasing and volume price discounts. Margins are expected to continue to improve as a result of continued higher sales per order, allowing us to achieve further efficiencies in volume purchasing. Our goal is to increase the level of sales to non-distributor end user customers, including those that shop directly on our GLOBALeMED website, enabling us to achieve an overall gross profit percentage above 30%.

         Selling, General and Administrative Expense. Selling, general and administrative expense increased to $1,630,815 for the nine months ended December 31, 2000 from $837,188 for the nine months ended December 31, 1999, an increase of $793,627. The increase in these expenditures is due primarily to the overall growth experienced by us. We have incurred additional expenditures of $189,450 for the nine months ended December 31, 2000 compared to the same period in 1999, in employee benefits and related expenditures as a result of new hires and improved benefits. Extensive travel and marketing expenses were incurred relating to sales and marketing to develop new markets resulting in additional expenditures of $105,574 for the nine months ended December 31, 2000 when compared to the nine months ended December 31, 1999. Enforcement of new credit policies and extensive management review of all accounts receivable resulted in an additional $126,443 in bad debt expense for the nine months ended December 31, 2000 versus 1999. Professional and legal fees, and related expenses incurred in connection with various private placements, as well as SEC reporting requirements, which began in the third quarter of fiscal 1999, have resulted in a combined increase of $381,780 in this category of expense for the nine months ended December 31, 2000 compared to 1999. For the nine-month period ended December 31, 2000, we have no significant expenditures for web site development costs, compared to a previously predicted expenditure for this category of expense of approximately 10% of revenues.

         Net Loss. We incurred a net loss of $1,393,110 or $(0.28) per share and a net loss of $1,153,617 or $(0.28) a share for the nine months ended December 31, 2000 and 1999. The net loss increased as a result of an increase in selling, general and administrative expenses in the nine months ended December 31, 2000 compared to the nine months ended December 31, 1999. Non-cash charges associated with equity adjustments of $53,851 and $493,938 were included in the nine months ended December 31, 2000 and 1999 respectively. Excluding the effect of these extraordinary items, the operating loss increased to $1,339,259 in the nine months ended December 31, 2000 from $659,679 for the same period in 1999.

FINANCIAL CONDITION

         At December 31, 2000, we had cash and cash equivalents of $1,260,603 compared to $80,817 at March 31, 2000. We had positive working capital of $1,268,963 and negative working capital of $672,194 at December 31, 2000 and March 31, 2000 respectively. We had current assets of $1,948,953 and stockholders' equity of $1,513,880 at December 31, 2000. This compares to current assets of $634,872 and stockholders deficit of $522,035 at March 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         In October 2000 and December 2000, we received subscriptions for a $2.25 million equity private placement. The proceeds will be used to repay outstanding debt, provide working capital and improve the equity base. Should it be necessary, we believe that we can obtain additional equity financing. In addition we continue to pursue a secured line of financing based on receivables and inventory.

         Since beginning operations in February 1997, we have continued to sustain operating losses, which have resulted in the use of our cash reserves. We anticipate that we will continue to incur net losses for the foreseeable future until we are able to generate sufficient revenues from product sales to sustain our operations and fund expenditures related to future growth. We have also undertaken a review of all expense items and initiated cutbacks in various areas.

         Cash used in operating activities was $777,150 for the fiscal year ended March 31, 2000 and $1,360,005 for the nine months ended December 31, 2000. Cash utilized in investing activities was $132,400 for the fiscal year ended March 31, 2000, and $40,748 for the nine months ended December 31, 2000 and related to the purchase of fixed assets.

         Net cash provided by financing activities was $631,772 for the fiscal year ended March 31, 2000 and $2,580,539 for the nine months ended December 31, 2000 coming primarily from the proceeds of promissory notes issued in the fiscal year ended March 31, 2000 and from the proceeds of private placements in the nine months ended December 31, 2000.

         During the year ended March 31, 2000, we entered into two promissory notes with third parties for approximately $700,000 (6% promissory note for $410,000 and 10% promissory note for $260,000). These notes are uncollateralized. These note agreements do not contain any financial covenants. In June 2000, the 6% note was repaid through the issuance of common stock and $125,000 in cash payments. The 10% note had a maturity date of May 31, 2000. Due to liquidity problems, we issued 21,000 warrants to extend the maturity of this note payable to December 31, 2000. In December 2000 we issued 205,915 shares of common stock to convert $190,000 of 10% unsecured notes payable. In exchange for the shares, the note holders waived $15,915 in accrued interest. The remaining outstanding balance of $70,000 was repaid with accrued interest in January 2001.

         There is no assurance that the company will generate significant revenue or achieve profitability, or that the company will not require additional working capital or other funds at a later date for the maintenance and expansion of operations. There is no assurance the company will be successful in obtaining additional financing or that such financing will be available, nor if such financing becomes available that it would be upon acceptable terms to the company.

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred recurring operating losses, negative cash flows from operating activities and has negative working capital.

         Management's plan initially consists of initiating several actions such as reducing overhead costs to generate working capital and improve operating performances. Additionally, management intends to obtain adequate financial resources through future equity offering or otherwise. There is no assurance, however, that the actions will generate positive results on working capital or that future equity offerings will be successful. If we are unsuccessful in our equity or debt offerings, the results could have a significant adverse effect on working capital and ongoing operations.

         However, there is no assurance that the proceeds from any equity offering will be sufficient to cover working capital needs. If the proceeds received from such equity offering is not adequate to cover working capital needs, the results could have a significant adverse effect on ongoing operations. Furthermore, if we are unable to raise additional funds, we may be required to reduce our work force, reduce compensation levels, reduce dependency on outside consultants, modify our growth and operating plans, and even be forced to terminate operations completely.

         Our operations could also suffer:

         o if we are unable to obtain licenses from third parties for the components of our products,

         o if our products liability insurance is not sufficient to cover damages from any claim that may be asserted against us,

         o if we are unable to compete as the technology in the diagnostic test kit field rapidly changes,

         o due to our need to rely on telecommunications infrastructures in foreign countries in order to increase our operations, and

         o due to the regulatory and political risks of doing business in foreign countries.

         For a more detailed discussion of these risks and uncertainties, see "Risk Factors - If we are unable to obtain licenses for the components of our products, the number of products that we sell and, therefore, our revenues may decrease;" "- We have limited product liability insurance and could be required to pay damages exceeding the amount of our insurance;" "- We operate in a highly competitive and technical environment and may not be able to succeed against larger companies with greater resources;" "- We are dependent on telecommunications infrastructure providers to provide our customers with connection to the Internet for access to our websites;" "The continued expansion of our business outside the United States presents us with special risks. These risks could cause us to incur significant expense to do business or may even prevent us from doing business in certain countries;" and "Because we must obtain government approval in each country where our products are sold, a delay by any country to grant us such approval will delay and could hinder our ability to generate sales in that country."

         The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

          The report of our independent certified public accountants in connection with its audited financial statements as of March 31, 2000 and March 31, 1999 and for each of the two years then ended contains an explanatory paragraph indicating factors which create substantial doubt about our ability to continue as a going concern. These factors include recurring net losses since inception and uncertainty surrounding future equity financing through anticipated offerings.

INFLATION

         The rate of inflation has not had a material impact on our operations. Moreover, if inflation remains at its recent levels, it is not expected to have a material impact on our operations for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

         We adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective April 1, 1999. SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. Such adoption did not have a material effect on our consolidated financial position or results of operations. The Emerging Issues Task Force
(EITF) of the FASB reached a consensus on EITF Issue 00-2, "Accounting for Web Site Development Costs." This consensus provides guidance on what types of costs incurred to develop Web sites should be capitalized or expensed. We adopted this consensus on April 1, 2000. Such adoption did not have a material effect on our consolidated financial position or results of operations.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective for our fourth fiscal quarter ending March 31, 2001. We have adopted SAB 101 for each period presented in the accompanying statement of operations. There are no significant adjustments posted as a result of the adoption of SAB 101.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1998, we issued a $150,000 promissory note to a group of investors, including MediaVest, Inc., a Delaware corporation, owned by Barry Peters who is Chairman of our Board of Directors, and other lenders under the note. MediaVest participated in $50,000 of the $150,000 loan to us. The note bore interest at 10% per annum and had a maturity date of August 24, 1998. We repaid $17,500 of the note in December 1998 through the issuance of 29,237 shares of common stock. MediaVest and the participant lenders extended repayment of the note until February 24, 1999 and forgave all interest through that date, in exchange for which we issued 200,000 shares of common stock at $.125 per share to be allocated among the lenders under the note. On February 24, 1999, the investors extended repayment of the note again until June 30, 1999. In April 1999, we paid the outstanding balance of the note, including interest and forebearance, through the issuance of 101,090 shares of common stock and payment of $45,000. The fair market value of the common stock was $7.00 per share at the dates of extinguishments. MediaVest received all principal and interest on the note in cash. The common stock is restricted common stock and cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, we discounted the fair value of the common stock at the dates of extinguishments by 25%. During fiscal year 1999 MediaVest made short-term non-interest bearing loans to us in the aggregate of $75,000, all of which were repaid in November 1999.

         During the fiscal year ended March 31, 2000 and for the nine months ended December 31, 2000, one of our largest customers was Microlabs, Inc. Purchases by Microlabs, Inc.'s represented approximately 14% of our revenues for the fiscal year ended March 31, 2000. Trevor Campbell, one of our directors, is the President and owner of Microlabs, Inc.

         In September 2000, we received a $145,000 unsecured bridge loan, bearing interest at rate of 10% per annum, from Barry Peters, Orna Shulman and Kimberly Peters. This loan was repaid in full in October 2000.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation we paid for the period beginning on our date of inception and ending on March 31, 2000 for services of our President. We have not paid any executive officer in excess of $100,000, including salary and benefits, during the periods ended March 31, 1998 to March 31, 2000.

SUMMARY COMPENSATION TABLE

                                    Annual Compensation                          Long Term Compensation
                            ----------------------------------   -------------------------------------------------------
                                                                            Awards                     Payouts
                                                                 ----------------------------   ------------------------
                                                                 Securities        Restricted
Name and                                       Other Annual      Underlying        Stock        LTIP       All Other
Principal           Year    Salary    Bonus    Compensation      Options/ SARs     Awards       Payouts    Compensation
Position(s)                 ($)       ($)      ($)               (#)               (#)          ($)        ($)
(a)                 (b)     (c)       (d)      (e)               (f)               (g)          (h)        (i)
------------------------------------------------------------------------------------------------------------------------

Ken Peters,         2000    58,000    0        0                 60,000            0            0
President           1999    58,000    5,000    0                 0                 0            0
                    1998    48,000    0        0                 0                 0            0


OPTION/SAR GRANTS IN YEAR 2000

                                         Percent of Total
                  Number of Securities   Options/SARs Granted     Exercise or     Market Price
                  Underlying Options/    to Employees in Fiscal   Base Price      on Date of     Expiration
Name              SARs Granted (#)       Year                     ($/sh)          Grant ($/sh)   Date
(a)               (b)                    (c)                                   (d)               (e)
-------------------------------------------------------------------------------------------------------------
Ken Peters             60,000 (1)                 20.2%               $1.22           $1.22         10/16/05
Paul Kamps             40,000 (1)                 13.5%               $1.22           $1.22         10/16/05
Paul Kamps             60,000 (2)                 20.2%               $1.00           $2.94         06/21/05
Barry Peters           50,000 (1)                 16.9%               $1.22           $1.22         10/16/05

(1) Granted on October 16, 2000 and vest over a three year period at a rate of one third per year, commencing on 10/16/01.
(2) Granted on June 21, 2000 and vest over a three year period at a rate of one third per year, commencing on 6/21/01.

COMPENSATION OF DIRECTORS

         We compensate our directors at the rate of $1,500 annually to attend board meetings and, from time to time, grant directors warrants to purchase shares of our common stock.


         In May 2000, as an inducement to join our Board of Directors, we granted Richard P. Humbert the right to purchase, for $500, warrants to purchase 10,000 shares of common stock at an exercise price of $3.50 per share. The warrants will be exercisable at any time for a period of 3 years. The shares issued upon exercise of the warrants may not be transferred without our written consent. The $3.50 exercise price per share is subject to adjustment to be equal to the lowest sales price for any equity securities issued by us during the period from May 2000 through September 5, 2000. As a result, the warrant exercise price was adjusted to $1.00 per share. The warrant shares are restricted securities under Rule 144 of the Securities Act.

         In June 2000, as an inducement to join our Board of Directors, we granted Orna L. Shulman the right to purchase, for $2,500, warrants to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. The warrants will be exercisable at any time for a period of 3 years. The shares issued upon exercise of the warrants may not be transferred without our written consent. The warrant shares will be restricted securities under Rule 144 of the Securities Act.

                        CHANGES IN AND DISAGREEMENTS WITH
                            ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On June 15, 2000, we changed our independent accountants, PricewaterhouseCoopers LLP, and retained Gerson, Preston & Company, P.A. as our new independent accountants. The decision was made by our Chairman of the Board and President, and ratified by our Board of Directors.

         PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal years ended March 31, 1999 and 1998. Their reports on such consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the reports of PricewaterhouseCoopers LLP for the fiscal years ended March 31, 1999 and 1998 contained an emphasis of matter paragraph relating to our ability to continue as a "going concern."

         In connection with its audits of our financial statements as of March 31, 1999 and for each of the two years in the period ended March 31, 1999 and through June 15, 2000, there were no disagreements with our former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make a reference to the subject matter of such disagreements in connection with their reports.

         During each of the two fiscal years ended March 31, 1999 and 1998 and through June 15, 2000, there have been no reportable events, as defined in Regulation S-K Item 304(a)(1)(v), which include disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused it to make reference to the subject of the disagreements in connection with its report.

         Our former accountants have furnished us with a letter, addressed to the SEC, stating that the former accountants agree with the statements made by us concerning PricewaterhouseCoopers LLP.

         During our fiscal years ended March 31, 1999 and 1998 and through June 15, 2000, neither we nor anyone on our behalf has consulted our newly engaged accountants regarding either the application of accounting principles to a specific transaction, whether completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. During such period, neither we nor anyone on our behalf consulted our new accountants on any matter that was either the subject of a disagreement or a reportable event as defined in Item 304 of Regulation S-K.

                                  LEGAL MATTERS

         The legality of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016.

                                     EXPERTS

         Our financial statements included in the prospectus, to the extent and for the period indicated in their reports with respect thereto, have been audited by Gerson, Preston and Company, P.A, independent certified public accountants, as stated in their reports appearing elsewhere herein, which include explanatory paragraphs regarding our ability to continue as a going concern, and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Our financial statements as of March 31, 1999 and for the year ended March 31, 1999 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    HOW YOU CAN GET MORE INFORMATION ABOUT US

         The reports, proxy statements and other information that we file will be available for inspection and copying, for a specified fee, at the SEC's public reference room located at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and the public reference facilities in the SEC's Northeast Regional Office, 7 World Trade Center, New York, New York 10048; and its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 2400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its Public reference Rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval system. This Web Site can be accessed at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Reports of Independent Accountants........................................F-2

Consolidated Balance Sheets as of March 31, 2000
         and December 31, 2000 (unaudited)................................F-4

Consolidated Statements of Operations for the years ended
         March 31, 2000 and 1999 and for the nine months
         ended December 31, 2000 and 1999 (unaudited).....................F-5

Consolidated Statements of Cash Flows for the years ended
         March 31, 2000 and 1999 and for the nine months
         ended December 31, 2000 and 1999 (unaudited).....................F-6

Consolidated Statements of Shareholders' Equity for the years ended March 31, 2000, 1999 and 1998 and for the nine
         months ended December 31, 2000 (unaudited).......................F-8

Notes to Consolidated Financial Statements................................F-10

                                AUDITOR'S REPORT

Board of Directors and Shareholders
World Diagnostics, Inc. and Subsidiary

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of World Diagnostics, Inc. and Subsidiary at March 31, 2000 and the related consolidated statements of operations, accumulated shareholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World Diagnostics, Inc. and Subsidiary at March 31, 2000 and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements referred to above have been prepared assuming that World Diagnostics, Inc. will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in
Note 3. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

July 5, 2000
Miami, Florida

                                          /s/ Gerson Preston & Company, P.A.

                                          CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
World Diagnostics, Inc.

      In our opinion, the statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the results of its operations and its cash flows of World Diagnostics, Inc. for the year ended March 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations in fiscal 1999. Continuation of operations is dependent on the Company's ability to obtain adequate financial resources through the successful completion of a contemplated public offering, or otherwise. These facts raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Miami, Florida
May 14, 1999

/s/ PricewaterhouseCoopers LLP

                              FINANCIAL STATEMENTS

World Diagnostics Inc and Subsidiary
Consolidated Balance Sheets

                                                                                  March 31,             December 31,
                                                                                     2000                  2000
                                                                                  ----------            ----------
                                                                                                        (unaudited)

Assets

Current Assets
   Cash and cash equivalents                                                          80,817             1,260,603
   Accounts Receivable, net of an allowance of $71,609 at March
   21, 2000 and $80,059 at December 31, 2000                                         390,949               303,568
   Inventory, net                                                                    127,729               343,926
   Other current assets                                                               35,377                40,856
                                                                                  ----------            ----------
       Total current assets                                                          634,872             1,948,953
Fixed assets, net of accumulated depreciation                                        171,427               198,124
Other assets                                                                           6,963                73,190
                                                                                  ----------            ----------
      Total assets                                                                   813,262             2,220,267
                                                                                  ==========            ==========
Liabilities and Shareholders' Equity

Current Liabilities
   Accounts payable and accrued expenses                                             622,995               587,444
   Notes payable                                                                     670,000                70,000
   Current portion of obligations under capital leases                                14,071                22,546
                                                                                  ----------            ----------
     Total current liabilities                                                     1,307,066               679,990
Obligations under capital leases, net of current portion                              28,231                26,397
                                                                                  ----------            ----------
      Total Liabilities                                                            1,335,297               706,387

Shareholders' Equity
   Common stock; $0.001 par value; 10,000,000 shares authorized
      4,281,827 and 7,255,120 shares issued and outstanding                            4,282                 7,255
   Additional paid in capital                                                      2,122,023             5,548,075
   Accumulated deficit                                                            (2,648,340)           (4,041,450)
                                                                                  ----------            ----------
     Total Shareholders' (deficit) / equity                                         (522,035)            1,513,880
                                                                                  ----------            ----------
       Total Liabilities and Shareholders' (deficit) / equity                        813,262             2,220,267
                                                                                  ==========            ==========

Read auditors report and notes to financial statements

WORLD DIAGNOSTICS INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Year Ended March 31,            Nine Months Ended December 31,
                                                    ---------------------------         ------------------------------
                                                        2000            1999                2000              1999
                                                    -----------       ---------         -----------       -----------
                                                                                         (unaudited)       (unaudited)
Revenues                                            $ 1,463,417       $ 576,250          $1,426,915        $  927,891
Cost of goods sold                                    1,078,861         457,353           1,094,774           744,001
                                                    -----------       ---------         -----------       -----------
Gross profit                                            384,556         118,897             332,141           183,890
Selling, general and administrative expenses          1,280,598         496,972           1,630,815           837,188
                                                    -----------       ---------         -----------       -----------
Loss from operations before other expenses             (896,042)       (378,075)         (1,298,674)         (653,298)
Other expenses:
 Loss on warrant inducement                                   -        (374,250)                  -                 -
 Loss due to extension of debt                          (67,642)              -              (9,758)                -
 Interest expense                                      (254,490)        (26,611)            (30,827)           (6,381)
 Other Income                                            10,292               -                   -                 -
                                                    -----------       ---------         -----------       -----------
Loss from operations before extraordinary item       (1,207,882)       (778,936)         (1,339,259)         (659,679)
Extraordinary loss on extinguishment of debt           (493,938)        (45,542)            (53,851)         (493,938)
                                                    -----------       ---------         -----------       -----------
Net Loss                                            $(1,701,820)      $(824,478)        $(1,393,110)      $(1,153,617)
                                                    ===========       =========         ===========       ===========
Basic and dilutive common loss per share:
Loss from operations before extraordinary item            (0.29)          (0.25)              (0.27)            (0.16)
Extraordinary item                                        (0.12)          (0.02)              (0.01)            (0.12)
                                                    -----------       ---------         -----------       -----------
Basic and diluted common loss per share:                  (0.41)          (0.27)              (0.28)            (0.28)
                                                    -----------       ---------         -----------       -----------
Weighted average number of common shares              4,210,256       3,070,528           5,029,306         4,183,665
outstanding

Read auditors report and notes to financial statements

World Diagnostics Inc and Subsidiary
Consolidated Statements of Cash Flows

                                                                                                Nine Months Ended
                                                             Year Ended March 31,                  December 31,
                                                         --------------------------        --------------------------
                                                             2000           1999               2000           1999
                                                         -----------     ----------        -----------    -----------
                                                                                          (unaudited)     (unaudited)
Cash flows from operating activities
 Net Loss                                                $(1,701,820)    $ (824,478)       $(1,393,110)   $(1,153,617)
 Adjustment to reconcile net loss to net cash used
 in operating activities:
   Loss on warrant inducements                                     -        374,250                  -              -
   Loss due to extension of debt                              67,642              -              9,758              -
   Extraordinary loss on extinguishment of debt              493,938         45,542             53,851        493,938
   Common stock issued for services                                -              -             39,963              -
   Options issued for services                                     -              -             70,831              -
   Options issued in lieu of interest                              -              -             15,915              -
   Common stock issued in lieu of interest                         -         15,958                  -              -
   Common stock issued in lieu of compensation                92,046              -             35,877         92,046
   Amortization of unearned compensation                       7,840          5,600                  -          7,840
   Amortization of debt discount                             239,850              -                  -              -
   Depreciation and amortization                              19,288          4,374             31,583          9,540
   Bad Debt expense                                           87,967          4,573            127,708              -
   Provision for excess inventory                                  -         19,066             10,000              -

Changes in operating assets and liabilities:
    Accounts receivable                                     (396,804)       (49,872)           (40,327)      (147,400)
    Inventory                                                (85,245)       (41,279)          (226,197)       (90,672)
    Other current assets                                     (25,128)        (4,721)            (5,479)       (17,932)
    Other assets                                              (2,544)        (2,919)           (66,227)        (6,544)
    Accounts payable and accrued expenses                    425,820        105,915            (24,151)       214,299
                                                         -----------     ----------        -----------    -----------
         Net cash (used) in operating activities            (777,150)      (347,991)        (1,360,005)      (598,502)
                                                         -----------     ----------        -----------    -----------
Investing activities
   Purchase of fixed assets                                 (132,400)        (9,991)           (40,748)       (81,343)
                                                         -----------     ----------        -----------    -----------

Financing activities
  Net proceeds from issuance of common stock and              16,250         29,744          2,715,780              -
    warrants
  Proceeds from the exercise of stock warrants                     -        575,750                650         16,250
  Payments under capital lease obligations                    (9,478)          (918)           (10,891)        (6,655)
  Proceeds from notes payable                                745,000        150,000            145,000        450,000
  Payment of notes payable                                  (120,000)       (25,000)          (270,000)      (120,000)
  Proceeds from stock subscription receivable                      -          2,580
  Decrease in cash overdraft                                       -       (15,579)
                                                         -----------     ----------        -----------    -----------
        Net cash provided by financing activities            631,772        716,577          2,580,539        339,595
                                                         -----------     ----------        -----------    -----------
Net increase/(decrease) in cash and cash equivalents        (277,778)       358,595          1,179,786       (340,250)
Cash and cash equivalents, beginning of  period              358,595              -             80,817        358,595
                                                         -----------     ----------        -----------    -----------
Cash and cash equivalents, end of period                     $80,817       $358,595         $1,260,603       $ 18,345
                                                         ===========     ==========        ===========    ===========

Read auditors report and notes to financial statements

Supplemental disclosures of cash flow information:

                                                                                                Nine Months Ended
                                                             Year Ended March 31,                  December 31,
                                                         --------------------------        --------------------------
                                                             2000           1999               2000           1999
                                                         -----------     ----------        -----------    -----------
                                                                                          (unaudited)     (unaudited)
  Cash paid during the year for interest                      $7,397         $1,611                  -              -
  Supplemental disclosure of non-cash investing and
    financing activities:
      Fixed assets acquired through capital lease            $41,336        $11,362             17,532         41,336
        agreements
      Forgiveness of debt payable to directors               $37,412              -                  -              -
        considered to be a capital contribution
      Issuance of common stock for extinguishment           $ 70,535        $26,542            475,000         70,535
        of debt
      Issuance of warrants for other assets                  $ 4,250              -                  -              -

Read auditors report and notes to the financial statements.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             Common Stock
                                              Number of             Stock       Additional
                                        ----------------------  Subscription     Paid-In     Unearned       Accum.
                                          Shares       Amount    Receivable      Capital       Comp.       Deficit        Total
                                        ---------    ---------    ---------    ----------    --------     ---------     ---------
Balance, March 31, 1998                 2,580,000    $   2,580    $  (2,580)    $  20,576    $       -    $(122,042)    $(101,466)
Payment of stock subscription                   -            -        2,580             -            -            -         2,580
  receivable
Issuance of common stock at $0.125        400,000          400            -        29,344            -            -        29,744
  per share
Issuance of common stock due to           200,000          200            -        24,800            -            -        25,000
  forbearance agreement at $0.125
  per share
Issuance of common stock for               29,237           29            -        63,013            -            -        63,042
  extinguishments of debt at $2.16
  per shares
Exercise of common stock purchase         201,500          201            -       201,299            -            -       201,500
  warrants
Proceeds from exercise of common                -            -            -       374,250            -            -       374,250
  stock purchase warrants to
  be issued
Loss on warrant inducement                      -            -            -       374,250            -            -       374,250
Issuance of stock options                       -            -            -        13,440      (13,440)           -             -
Amortization of unearned                        -            -            -             -        5,600            -         5,600
  compensation
Net loss                                        -            -            -             -            -     (824,478)     (824,478)
                                        ---------    ---------    ---------    ----------    ---------    ---------     ---------
Balance at March 31, 1999               3,410,737    $   3,410    $       -    $1,100,972    $  (7,840)   $(946,520)    $ 150,022
                                        ---------    ---------    ---------    ----------    ---------    ---------     ---------
Issuance of common stock for              101,090          101            0       530,622            0            0       530,723
  extinguishments of debt at $5.25
  per share
Issuance of common stock from the         748,500          749            0          (749)           0            0             0
  exercise of common stock purchase
  warrants
Issuance of common stock for                6,000            6            0        33,744            0            0        33,750
  extinguishments of debt at $5.63
  per share
Issuance of common stock for               15,500           16            0        92,030            0            0        92,046
  compensation of employees and
  non-employees at $6.04
  and $5.63 per share
Capital contribution from the                   -            0            0        37,412            0            0        37,412
  foregiveness of
  debt by shareholder
Amortization of unearned                        -            0            0             0        7,840            0         7,840
  compensation
Portion of the proceeds from                    -            0            0       260,350            0            0       260,350
  issuance of debt
  securities with detachable
warrants allocable
  to the warrants
Loss due to extension of debt                   -            0            0        67,642            0            0        67,642
Net Loss                                                     0            0             0            0   (1,701,820)   (1,701,820)
                                        ---------    ---------    ---------    ----------    ---------  -----------     ---------
Balance March 31, 2000                  4,281,827      $ 4,282         $  -    $2,122,023         $  -  $(2,648,340     $(522,035)
                                        ---------    ---------    ---------    ----------    ---------  -----------     ---------
Unaudited:
Issuance of common stock for               73,500           74            -        62,666            -            -        62,740
  services
Issuance of common stock to an             10,000           10            -        13,090            -            -        13,100
  employee at $1.31 per share
Issuance of common stock in a              71,440           71            -       499,929            -            -       500,000
  private placement at $7.00 per
  share, net of issuance costs
Conversion of debt and warrants to        396,913          397            -       539,851            -            -       540,248
  equity, through issuance of
  common stock
Issuance of common stock in a             171,440          171            -        99,829            -            -       100,000
  private placement at $1 per share,
  plus issuance of one share
   for each warrant exchanged
Issuance of common stock in a           2,250,000        2,250            -     2,113,533            -            -     2,115,783
  private placement at $1.00 per
  share, net of issuance costs
Options issued for services                     -            -            -        70,831            -            -        70,831
Options issued in lieu of interest              -            -            -        15,915            -            -        15,915
Options issued to extend debt                   -            -            -         9,758            -            -         9,758
Proceeds of warrant subscriptions               -            -            -           650            -            -           650
Net Loss                                        -            -            -             -            -   (1,393,110)   (1,393,110)
                                        ---------    ---------    ---------    ----------    ---------  -----------    ----------
Balance December 31, 2000 (unaudited)   7,255,120      $ 7,255        $   -    $5,548,075        $   -  $(4,041,450    $1,513,880
                                        =========    =========    =========    ==========    =========  ===========    ==========

Read auditors report and notes to the financial statements.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

1.       NATURE OF OPERATIONS

         The consolidated financial statements include the accounts of World Diagnostics, Inc. and its wholly-owned subsidiary, GLOBALeMED.com, Inc.

         World Diagnostics, Inc. (the "Company") was organized in Delaware on February 2, 1997. GLOBALeMED.com, Inc. was organized in Delaware on March 9, 2000. The Company markets medical diagnostic and laboratory products manufactured by contract suppliers. The Company has manufacturing agreements with 36 primary generic diagnostic products manufacturers and has developed technology for rapid diagnostic tests in the area of infectious diseases and other diagnostic products. The products are sold predominately through distributors, dealers and through the Company's GLOBALeMED interactive shopping and informational websites in 76 countries.

2.       SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances have been eliminated in consolidation.

         UNAUDITED INTERIM FINANCIAL DATA The unaudited consolidated balance sheet as of December 31, 2000 and the unaudited consolidated statements of operations and cash flows for the nine months ended December 31, 2000 and 1999 and the unaudited consolidated statement of shareholders' deficit for the nine months ended December 31, 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The data disclosed in the notes to the financial statements for these interim periods is unaudited. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

         CASH AND CASH EQUIVALENTS. The Company considers highly liquid investments with original maturities of three months or less from the dates of purchase to be cash equivalents.

         INVENTORY. Inventory is stated at the lower of cost or market using the average cost method. As of December 31, 2000 and March 31, 2000, substantially all inventories represent finished goods held for sale. The Company recorded a reserve of approximately $29,000 as of December 31, 2000 and approximately $19,000 as of March 31, 2000, to reduce the carrying amount of the inventory to its net realizable value.

         PROPERTY AND EQUIPMENT. Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are generally charged to expense as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in income.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

     2.  SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         LONG-LIVED ASSETS. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability the company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. Accordingly, impairment loss is the difference between the sum of the estimated future cash flows and the carrying amount of the asset. Management believes that there is no impairment as of December 31, 2000.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amount of accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration. The carrying amount of debt approximates fair value because the interest rates are similar to the interest rates currently available to the Company.

         INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates. SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         REVENUE RECOGNITION. Revenue is recognized when the product is shipped. Sales returns and sales discounts are deducted from gross sales.

         RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to expense when incurred.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         LOSS PER SHARE. Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares for the period. The computation of diluted loss per share is similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued. Diluted loss per share is not presented because the effects would be anti-dilutive.

         STOCK BASED COMPENSATION. Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation", requires that all transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

         TECHNOLOGY AND CONTENT. Technology and content costs consist principally of payroll and related costs for development, editorial systems, consultants and costs of acquired content for the Company's website. Technology and content costs related to planning, development and acquisition of content and operations of the Company's website are expensed as incurred and included in selling, general and administrative expenses. Costs to acquire or develop both hardware and software, needed to operate the site are capitalized and depreciated over estimated useful lives.

         Recent Accounting Pronouncements

         The Company adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective April 1, 1999. SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. Such adoption did not have a material effect on the Company's consolidated financial position or results of operations. The Emerging Issues Task Force
         (EITF) of the FASB reached a consensus on EITF Issue 00-2, "Accounting for Web Site Development Costs." This consensus provides guidance on what types of costs incurred to develop Web sites should be capitalized or expensed. The Company adopted this consensus on April 1, 2000. Such adoption did not have a material effect on the Company's consolidated financial position or results of operations.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB No. 101B to defer the effective date of implementation of SAB 101. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2000. The Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operations.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

3.       GOING CONCERN - UNCERTAINTY

         As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The Company has initiated several actions to generate working capital and improve operating performances, including equity and debt financing.

         There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

4.       FIXED ASSETS

         Fixed assets consist of the following:


                                            March 31,     December 31,  Useful
                                              2000           2000       lives
                                           ----------     ------------  ------
                                           (audited)      (unaudited)

         Computer equipment and software    $159,590       $190,934   3-5 years
         Office furniture and equipment       35,499         62,435     5 years
                                            --------       --------
                                             195,089        253,369
         Less accumulated depreciation       (23,662)       (55,245)
                                            --------       --------
                                            $171,427       $198,124
                                            ========       ========

         Amounts subject to capital leases at March 31, 2000 and December 31, 2000, included in computer equipment and software above, total $46,292 and $63,824, respectively, net of accumulated amortization of $9,555 and $19,764 respectively.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Information as of December 31, 2000 and for the nine months ended December 31, 1999 and 2000 is unaudited)

5.       NOTES PAYABLE

         Notes payable at March 31, 2000 and December 31, 2000, consists of the following:

                                                                                     March 31,             December 31,
                                                                                       2000                   2000
                                                                                     ---------             ------------
                                                                                     (audited)             (unaudited)
         6% uncollateralized notes payable with detachable common stock purchase warrants; matures May 31, 2000; in June 2000, $125,000 of the notes were repaid ($50,000 of the repaid notes were to parties related to a member of the Board of Directors) and $285,000 were
         converted to shares of common stock (see Note 6)                             $ 410,000            $      -

         10% uncollateralized notes payable; matures in May 2000; maturity extended to December 31, 2000 in exchange for the issuance of
         21,000 common stock purchase warrants exercisable at $1.00 per share.  In December 2000, $190,000 of the notes was converted to shares of common stock (see note 6). In January 2001, the
         remaining balance of  $70,000 was repaid with accrued interest.                260,000              70,000
                                                                                      ---------            --------
         Total notes payable                                                          $ 670,000            $ 70,000
                                                                                      =========            ========

         MediaVest, Inc., a company controlled by a shareholder and director of the Company, made a short-term non-interest bearing loans to the Company in the aggregate of $75,000. These loans were repaid in November 1999.

         Members of the Board of Directors and a shareholder, made a short term uncollateralized bridge loan to the Company in the amount of $145,000. This loan was repaid in full in October 2000.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK

         On June 15, 1998, the Company amended its Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of common stock, par value $0.001 per share.

         In June 1998, the Company completed a private placement of its common stock in which it issued 400,000 shares of its common stock at $0.125 per share. In connection with the private placement, the Company issued 950,000 common stock purchase warrants (the "Warrants"). Each Warrant was exercisable into one share of the Company's common stock at $1 per share until expiration on March 15, 1999. During 1999, 201,500 Warrants were exercised at the original $1 exercise price. In March 1999, the Company extended the expiration date of the Warrants to June 30, 1999, and reduced the exercise price to $0.50 per share. The remaining 748,500 Warrants were exercised in March 1999. As a result of the modification to the terms of the Warrants, the Company recorded a loss of $374,250 during 1999.

         During August 1998, the Company filed the necessary documents with the National Association of Securities Dealers and its common stock began trading on the over-the-counter market in October 1998.

         The Company entered into a $150,000 promissory note (the "Note") with a group of investors, including MediaVest, Inc. (the "Creditors"), a company controlled by a shareholder and director of the Company on May 26, 1998. The note bears interest at 10% and had a maturity date of August 24, 1998. The Company had an option to extend repayment on the Note for an additional 90 days. The note was senior to all prior security interest and was collateralized by all of the Company's assets and guaranteed by a director of the Company. On August 24, 1998, the Company entered into a forbearance agreement with the Creditors. The forbearance agreement extended the maturity date of the note to February 24, 1999, and forgave all interest through February 24, 1999. In consideration for this forbearance agreement, the Board of Directors authorized the issuance of 200,000 shares of the Company's common stock to the Creditors. Management determined that the fair value of the common stock was $0.125 per share, the same price recorded in a private placement of the Company's common stock completed in June 1998. A loss in the amount of $15,958 was recorded in the 1999 statement of operations as interest expense, which represented the difference between the total fair value of the common stock issued and the amount of interest forgiven.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK (CONT'D)

         In November 1998, a non-employee consultant was granted options to purchase an aggregate 12,000 shares of common stock at $1.50. Pursuant to SFAS No. 123 in accounting for this non-employee stock option grant, the Company recorded unearned compensation in the amount of $13,440, which is being amortized ratably over the vesting period of one year. The fair value of the options on the grant date was calculated using the Black-Scholes Option Pricing Model.

         On December 22, 1998, the Company's Board of Directors authorized the issuance of 29,237 restricted shares of its common stock to extinguish $17,500 of the note. The fair market value of the common stock was $2.88 at the date of extinguishments. The restricted common stock cannot be sold for an 18-month period and after that can only be sold in accordance with Rule 144. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extinguishments by 25%. An extraordinary loss of $45,542 was recorded in the 1999 statement of operations representing the difference between the discounted fair market value of the common stock issued and the carrying amount of the note extinguished.

         In April 1999, the Company paid the outstanding balance due under the note to the Creditors through the issuance of 101,090 shares of common stock and $45,000 in cash. MediaVest, Inc., a company controlled by the Chairman and shareholder of World Diagnostics, Inc. was repaid in cash. The fair market value of the common stock was $7.00 at the date of extinguishments. The restricted common stock cannot be sold for a 12 month period form the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extinguishments by 25%. An extraordinary loss of $468,223 was recorded in the statement of operations for the year ended March 31, 2000 representing the difference between the discounted fair market value of the common stock issued and the carrying amount of the note extinguished.

         In April 1999, the Company issued 748,500 shares of its common stock associated with the March 1999 exercise of 748,500 Warrants. This action resulted in a $749 increase in the common stock account and a corresponding $749 decrease in additional paid-in capital.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK (CONT'D)

         In May 1999, the Company paid the outstanding balance due to various vendors through the issuance of 6,000 shares of common stock. The fair market value of the common stock was $7.50 at the date of extinguishment. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extinguishment by 25%. An extraordinary loss of $25,715 was recorded in the statement of operations for the year ended March 31, 2000 representing the difference between the discounted fair market value of the common stock issued and the carrying amount of the accounts payable extinguished.

         In June 1999, two of the Company's directors forgave $37,412 in notes payable and other liabilities due from the Company. This was treated as a capital contribution and resulted in an increase of $37,412 in additional paid-in capital.

         In November 1999, the Company authorized the issuance of 205,000 Common Stock Purchase Warrants in connection with the note payable of $410,000. The Warrants are exercisable at any time on or before September 30, 2000 at a price equal to the lower of either $6 per share of common stock or the most recent issue price of World Diagnostics, Inc.'s common stock prior to March 31, 2000. The Warrants do not have registration rights or other conditions. The proceeds from the issuance of the notes payable with the warrants, were allocated between the warrants and the notes payable based on their relative fair values at the time of issuance. The amount allocable to the warrants was $260,350, as calculated using the Black-Scholes Pricing Model, and was accounted for as additional paid-in capital. The difference between the amount allocable to the warrants and the proceeds received from the issuance of the warrants was $239,850 and was accounted for as a debt discount, which was amortized to interest expense.

         In March 2000, the Company authorized the issuance of 8,199 shares of common stock (including 1,000 shares to parties related to a member of the Board of Directors) to extend the due date of the $410,000 note to May 31, 2000. The fair market value of the common stock was $11.00 per share at the date of extension. The common stock is restricted and can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of extension by 25%. The Company recorded $67,642 as a loss due to extension of debt at March 31, 2000.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK (CONT'D)

         During the year ended March 31, 2000, the Company issued 15,500 shares of its common stock to various non-employee consultants for past services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%. Due to the issuance of the shares, the Company recorded $92,046 in selling, general and administrative expenses in the statement of operations for the year ended March 31, 2000.

         In June 2000, the Company completed a private placement of $500,000, consisting of 71,440 shares of the Company's common stock priced at $7.00 per share and warrants, exercisable at $7.00 or exchangeable, without additional cash consideration but subject to certain performance contingencies being met, for an additional 71,440 shares of the Company's common stock.

         The Company also issued 16,000 shares of common stock to non-employees and 10,000 shares of common stock to employees for past services rendered. Pursuant to the application of SFAS No. 123 in accounting for the issuance of stock to employee and non-employee consultants, the Company recorded expense based on the fair market value of the shares issued since the fair value of the shares is more reliably measurable. The restricted common stock cannot be sold for a 12-month period from the date of issuance and after that can only be sold in accordance with Rule 144 or other applicable exemption. Due to these restrictions, the Company discounted the fair value of the Company's common stock at the date of issuance by 25%.

         In June 2000, the Company issued 182,799 shares of common stock to convert $285,000 of 6% unsecured notes payable and 8,199 shares of common stock originally authorized for issuance in March 2000 to extend the due date of the $410,000 note to May 31, 2000. In exchange for the shares, the note holders waived all accrued interest and exchanged all outstanding common stock purchase warrants issued in conjunction with the debt. The Company recognized an extraordinary loss of $89,415 from the conversion. The remaining balance of $125,000 of the 6% unsecured notes payable was repaid in June 2000, of which $25,000 was to a party related to a member of the Board of Directors.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK (CONT'D)

         In August 2000, the Company received $100,000 through an exchange agreement with each participant in the private placement, with early exchange of the 71,440 warrants for 71,440 shares of the Company's common stock and the issuance of 100,000 shares of the Company's common stock priced at $1.00 per share.

         In October 2000, the Company issued 1,700,000 shares of common stock at $1.00 per share in a private placement and in December 2000, the Company issued a further 550,000 shares of common stock at $1.00 per share pursuant to the same private placement. In December 2000, the Company issued 55,000 shares for services in connection with the private placement. Options to acquire 22,500 shares at $1.00 per share were issued for services in connection with the private placement expiring on November 2, 2003. The fair value of the options on the grant date was $17,430 calculated using the Black-Scholes Option Pricing Model.

         In November 2000, the Company issued warrants to acquire 4,000 shares of common stock at $3.50 per share expiring on November 1, 2003. The fair value of the warrants on the grant date was $1,816 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, as an inducement to join our Board of Directors, the Company granted a director at a cost of $500 the right to purchase warrants to purchase 10,000 shares of common stock at an exercise price of $1.00 per share expiring on December 31, 2003. The fair value of the warrants on the grant date was $8,231 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued 2,500 shares to a Director of the Company and options to acquire 15,000 shares at $1.00 per share expiring on December 31, 2003. The fair value of the options on the grant date was $7,103 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 10,784 shares of common stock at $1.00 per share expiring on December 1, 2003. The fair value of the warrants on the grant date was $8,877 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 4,000 shares of common stock at $3.50 per share expiring on December 1, 2003. The fair value of the warrants on the grant date was $1,619 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued warrants to acquire 1,000 shares of common stock at $2.00 per share expiring on October 3, 2003. The fair value of the warrants on the grant date was $667 calculated using the Black-Scholes Option Pricing Model.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

6.       COMMON STOCK (CONT'D)

         In December 2000, the Company issued warrants to acquire 12,000 shares of common stock at $3.50 per share expiring on December 1, 2003. The fair value of the options on the grant date was $6,528 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued options to acquire 15,000 shares of common stock at $1.00 per share expiring on July 31, 2001. The fair value of the options on the grant date was $18,560 calculated using the Black-Scholes Option Pricing Model.

         In December 2000, the Company issued 205,915 shares of common stock to convert $190,000 of 10% promissory notes payable. In exchange for the shares, the note holders waived all accrued interest. The Company recognized an extraordinary gain of $35,564 from the conversion. Options to acquire 21,000 shares of common stock were issued as part of the conversion of the $190,000 promissory note. These options are exercisable at $1.00 per share and expire on September 30, 2003.The fair value of the options on the grant date was $25,673 calculated using the Black-Scholes Option Pricing Model.

         The Company has offered the right to purchase warrants to acquire 98,500 shares of common stock. As of December 31, 2000, no rights to purchase warrants have been exercised.

7.       STOCK BASED COMPENSATION

         In October 2000, the Company issued options to acquire 296,000 shares of common stock to employees of the Company. These options are exercisable at $1.22 per share and vest over a three-year period commencing October 2001. The options expire in October 2005. The fair value of the options on the grant date was $255,554 calculated using the Black-Scholes Option Pricing Model.

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net loss. Had compensation cost for stock option grants to the Company's employees been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have increased for the nine month period ended December 31, 2000 as presented in the table below. Using the Black-Scholes option pricing model, the Company's pro forma net loss and pro forma net loss per share, with related assumptions, are as follows:

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

7.       STOCK BASED COMPENSATION (CONT'D)

                                             For the 9 months
                                          Ended December 31, 2000
                                          -----------------------
         Proforma Net Loss                     ($1,410,857)
         Proforma Loss Per Share                    ($0.28)
         Risk Free interest rate                      5.81%
         Expected lives                             5 years
         Expected volatility                         85.47%

         For purposes of these proforma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period.

8.       LEASES

         The Company leases office facilities and equipment under long-term leases. The office lease expired on September 30, 2000. The Company executed a lease for new office space commencing March 1, 2001 with a 10-year term.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

8.       LEASES (CONT'D)

         At March 31, 2000, future minimum lease payments under capital leases are as follows:

                                                     March 31,    December 31,
                                                       2000           2000
                                                    Capitalized   Capitalized
                                                      Leases         Leases
                                                     (audited)    (unaudited)
                                                    -----------   ------------
                  2001                               $ 18,984       $ 21,266
                  2002                                 17,230         19,907
                  2003                                  9,112         11,971
                  2004                                  3,567          3,567
                  2005                                  2,595          2,595
                                                     --------       --------
         Total minimum lease payments                  51,488         59,306
         Less amount representing interest
           ranging from 7% to 18%                      (9,186)       (10,363)
                                                     --------       --------
         Present value of net minimum lease
           payments                                    42,302         48,943
         Less current portion                         (14,071)       (22,546)
                                                     --------       --------
         Long-term obligations                       $ 28,231       $ 26,397
                                                     ========       ========

         Rent expense was approximately $46,000 and $41,700 for the year ended March 31, 2000 and the nine months ended December 31, 2000, respectively.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

9.       DEFERRED INCOME TAXES

         At December 31, 2000, the Company has available net operating loss carryforwards of $3,409,000 which will expire through 2018.

         After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

         Accordingly, components of the Company's net deferred income taxes at March 31, 2000 and December 31, 2000 are as follows:

                                                   March 31,     December 31,
                                                     2000            2000
                                                  -----------    ------------
                                                   (audited)     (unaudited)
         Deferred tax assets:
           Net operating loss carryforwards
             and other minor items                 $ 704,000      $ 1,159,000
           Valuation allowance for deferred
             tax asset                              (704,000)      (1,159,000)
                                                   ---------      -----------
             Total                                 $       -      $         -
                                                   =========      ===========

         The benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to net loss due to the following:

                                                      2000            1999
                                                   ---------      ----------
         Income tax provision statutory rate       $(578,619)     $ (280,323)
         State income tax, net of Federal benefit    (93,600)        (14,049)
         Change in valuation allowance               435,091         104,898
         Loss on warrants inducement                       -         127,245
         Meals and entertainment                       3,261             582
         Loss on extinguishment of debt              195,106          20,910
         Other                                        38,761          40,737
                                                   ---------      ----------
                                                   $       -      $        -
                                                   =========      ==========

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

10.      CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and trade accounts receivable. The Company places its cash investments with high quality financial institutions and believes that the risk of loss is remote.

         The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Historically, actual losses have been within management's estimates.

         One customer, controlled by a director and shareholder of the Company, accounted for approximately 21%, 8% and 9% of sales for the periods ended March 31, 1999, March 31, 2000 and December 31, 2000 respectively. The accounts receivable from this customer was $12,755 at March 31, 2000 and $2,558 at December 31, 2000.

         Another customer accounted for 7%, 14% and 15% of sales for the periods ended March 31, 1999, March 31, 2000 and December 31, 2000, respectively. This same customer had an accounts receivable balance of $58,597 at March 31, 2000 and $53,591 at December 31, 2000.
         Substantially all of the Company's sales in fiscal 1999 and 2000 and the period ended December 31, 2000 were made to international distributors.

         Purchases from one supplier represented 0%, 11% and 14% of purchases for the periods ended March 31, 1999 and 2000 and December 31, 2000, respectively. This same supplier was owed $59,457 at March 31, 2000 and $14,651 at December 31, 2000.

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

11.      GEOGRAPHIC AND PRODUCT GROUP INFORMATION

         The following table details our revenue breakdown by geographic region for the year ended March 31, 2000 and 1999 and the nine months ended December 31, 2000 and 1999:

                                    Year Ended    Year Ended   Nine Months Ended   Nine Months Ended
         Region                       3/31/00       3/31/99        12/31/00            12/31/99
         ------                     ----------    ----------   -----------------   -----------------
                                                          (in thousands (000))
         United States                  $114          $29            $85                  $57
         Caribbean                       433          341            392                  270
         South America                   526          129            533                  349
         Eastern Europe                  135           34            152                   56
         Central America                  41           15             47                   36
         Pacific Rim                      92           10             64                   72
         Western Europe                   79            2             52                   70
         Middle East and Africa           43           16            102                   17
                                      ------         ----         ------                 ----
                  Total Revenue       $1,463         $576         $1,427                 $928
                                      ======         ====         ======                 ====

         As of March 31, 2000 and 1999 and December 31, 2000, the Company has one reportable segment. The Chief Operating Decision Maker examines all financial information on a combined basis.

         The following table details our revenue breakdown by product group for the year ended March 31, 2000 and 1999 and the nine months ended December 31, 2000 and 1999:

                                                  For the year ended                     Nine months ended
                                                       March 31,                           December 31,
                                            -------------------------------     -----------------------------------
                                              2000      %      1999       %        2000        %      1999        %
                                            -------    --    -------     --       -------     --     -------     --
Qualitative Rapid Point
of care Diagnostic Tests                    439,378    30    135,217     23       491,327     35     278,367     30
Urine and Latex
Agglutination Tests                         184,926    13     72,108     13       203,240     14     139,184     15
Clinical Chemistry Reagents                 273,602    19     93,765     16       175,835     12     157,741     17
Quantitative Laboratory Tests               287,202    20    137,604     24       209,946     15     148,463     16
Laboratory Equipment                        169,283    11     64,154     11       255,141     18     111,347     12
Miscellaneous Laboratory Supplies           109,026     7     72,402     13        91,426      6      92,789     10

WORLD DIAGNOSTICS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information as of December 31, 2000 and for the nine months ended
                    December 31, 1999 and 2000 is unaudited)

12.      SUBSEQUENT EVENTS

         In January 2001, the Company filed a registration statement with the Securities and Exchange Commission to register:

         o 3,206,760 shares of common stock,

         o 2,250,000 Class A Warrants, at an exercise price of $1.375 per share,

         o 2,250,000 Class B Warrants, at an exercise price of $1.625 per share, and

         o 4,500,000 shares issuable upon the exercise of all 4,500,000 Class A and Class B Warrants

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

            The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         The expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

         SEC Registration Fee                                   $  2,251
         Printing and Engraving Expenses                        $ 20,000
         Accounting Fees and Expenses                           $ 50,000
         Legal Fees and Expenses                                $ 90,000
         Blue Sky Expenses, and other Fees                      $  7,000
         Transfer Agent Fees                                    $  3,000
         Miscellaneous                                          $  2,000
                                                                --------
         Total                                                  $174,251
                                                                ========

Item 26. Recent Sales of Unregistered Securities

         During the past three years, the Registrant sold the following securities that were not registered under the Securities Act:

         On March 12, 1998, we issued 2,580,000 shares of our common stock to six directors and officers, for which we received $2,580. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933

         In June 1998, we completed a private placement in which we issued 400,000 shares of common stock at $0.125 per share. The issuance was made pursuant to an exemption under Rule 504 of Regulation D of the Securities Act.

         On August 24, 1998, we issued 200,000 shares of common stock to MediaVest in consideration for an extension of and the forebearance of interest on a promissory note. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In November 1998, we granted options to purchase 12,000 shares of common stock, at an exercise price of $1.50 per share, to a consultant in consideration for financial service rendered. The grant was made pursuant to Rule 701 promulgated under the Securities Act.

         On December 22, 1998, we issued 29,237 shares of common stock to an investor in consideration for the extinguishment of a note payable in the amount of $17,500. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         During the year ended March 31,1999, we issued 201,500 shares of common stock in connection with the exercise of warrants at the price of $1.00 per share. The issuance was made pursuant to an exemption under Rule 701 promulgated under the Securities Act.

         In April 1999, we issued 748,500 shares of common stock for $.50 per share in connection with the exercise of warrants issued to certain of our founders. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In April 1999, we issued 101,090 shares of common stock in consideration for the extinguishment of notes payable in the amount of $62,400. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In May 1999, we issued 6,000 shares of common stock to two individuals in consideration for information technology services rendered in connection with our infrastructure prior to our hiring a director of information technology. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In November 1999, we issued warrants to purchase 205,000 shares of common stock, at an exercise price of $2.50 per share, to fifteen individuals in connection with the issuance of promissory notes to such individuals in the amount of $410,000. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         During the year ended March 31, 2000, we issued 15,500 shares of common stock to various consultants in consideration for website development services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In April 2000, we issued 10,000 shares of common stock to an employee in consideration for information technology services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         On June 1, 2000, we issued 8,199 shares of common stock to the fifteen individuals in consideration for an extension of and the forebearance of interest on promissory notes in the amount of $410,000. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         On June 1, 2000, we issued 182,799 shares of common stock to fifteen individuals upon the conversion into common stock of an aggregate of $285,000 of the principal of the $410,000 promissory notes . The common stock was issued pursuant to an exemption under Section 3(a)(9) of the Securities Act.

         On June 19, 2000, we issued 71,440 shares of common stock at $7.00 per share, and 71,440 warrants exercisable at $7.00 per share to purchase 71,440 shares of common stock. In July 2000, we issued 100,000 shares of common stock at $1.00 per share as an inducement for the above warrant holders to exercise an early exchange of their warrants for common stock. In connection with such exchange, we issued an additional 71,440 shares of common stock. The issuance was made pursuant to an exemption under Rule 506 of Regulation D of the Securities Act.

         On June 21, 2000, we issued an aggregate of 16,000 shares of common stock to two individuals consultants in consideration for financial services rendered prior to our hiring a chief financial officer. The common stock was issued pursuant to an exemption under Section 4(2) of the Securities Act.

         In October 2000, we granted options to purchase 296,000 shares of common stock, at an exercise price of $1.22 per share, to several of our employees in consideration for services rendered and to be rendered in their various job capacities. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In October through December 2000, pursuant to a private placement, we issued 2,250,000 shares of common stock at $1.00 per share, together with 2,250,000 Class A Warrants to purchase a like number of shares of common stock at an exercise price of $1.375 per share, and 2,250,000 Class B Warrants to purchase a like number of shares of common stock at an exercise price of $1.625 per share. The issuance was made pursuant to an exemption under Rule 506 of Regulation D of the Securities Act.

         In October 2000, we granted options to purchase 22,500 shares of common stock, at an exercise price of $1.00 per share, in consideration for financial services rendered in connection with a private placement. The grant was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In November 2000, we issued warrants to purchase 4,000 shares of common stock, at an exercise price of $3.50 per share, to a consultant in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 55,000 shares of common stock in consideration for financial services rendered in connection with a private placement. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, as an inducement to join our Board of Directors, we granted a director, at a cost of $500, the right to purchase warrants to purchase 10,000 shares of common stock at an exercise price of $1.00 per share. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 2,500 shares of common stock and options to purchase 15,000 shares of common stock at an exercise price of $1.00 per share to one of our directors. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase 10,784 shares of common stock at an exercise price of $1.00 per share, to consultants in consideration for financial consulting services rendered to us in connection with certain of our private placements. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase an aggregate of 16,000 shares of common stock at an exercise price $3.50 per share, to two consultants in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued warrants to purchase 1,000 shares of common stock at an exercise price of $2.00 per share, to a consultant in consideration for financial consulting services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we granted options to purchase an aggregate of 15,000 shares of common stock, at an exercise price of $1.00 per share, to two individuals in consideration for their services rendered to us as finders in connection with one of our private placements. The issuance was made in pursuant to an exemption under Section 4(2) of the Securities Act.

         In December 2000, we issued 205,915 shares of common stock and granted options to purchase 21,000 shares of common stock, at an exercise price of $1.00 per share, to three individuals in exchange for the conversion of $190,000 of 10% promissory notes payable and all accrued interest on the notes. The issuance was made pursuant to an exemption under Section 3(a)(9) of the Securities Act.

         On January 15, 2001, we issued warrants to purchase 4,000 shares of common stock, at an exercise price of $3.50 per share, to a consultant in consideration for public relations services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act.

         On February 15, 2001, we issued warrants to purchase 15,000 shares of common stock, at an exercise price of $1.00 per share, to our Chief Financial Officer in consideration for financial services rendered to us. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act. The Company had offered the right to purchase warrants to acquire 98,500 shares of common stock. As of the date of this filing, no rights to purchase warrants have been exercised.

Item 27. Exhibits

         Exhibit No. Description

         3.1 Amended and Restated Certificate of Incorporation of World Diagnostics Inc, incorporated by reference from Annex I to Definitive Information Statement filed on August 7, 2000 (file no. 000-27627).

         3.2 Amended and Restated Certificate of Incorporation of World Diagnostics, Inc., incorporated by reference from Annex I to the Definitive Information Statement filed on February 22, 2001 (file no. 000-27627).

         3.3 Amended and Restated By-Laws of World Diagnostics Inc., incorporated by reference from Annex II to Definitive Information Statement filed on August 7, 2000 (file no. 000-27627).

         4.0   Form of Common Stock Certificate, incorporated by reference from
               Exhibit 3.0 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         4.1 Promissory Note, incorporated by reference from Exhibit 4.1 to Form 10-QSB for the period ended September 30, 1999 (file no. 000-27627).

         4.2 Warrant Certificate, incorporated by reference from Exhibit 4.2 to Form 10-QSB for the period ended September 30, 1999 (file no. 000-27627).

         4.3. Form of Class A Warrant Certificate, incorporated by reference from and included in Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).

         4.4. Form of Class B Warrant Certificate, incorporated by reference from and included in Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).

         5.1   Opinion of Herrick, Feinstein LLP re: legality.

         10.1 Acquisition of Health Tech International, Inc., incorporate by reference from Exhibit 6.1 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.2 Keyman Insurance For Chief Executive Officer, incorporated by reference from Exhibit 6.2 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.3 Independent Contractor Agreement With Immunodiagnostics, Inc., incorporated by reference from Exhibit 6.3 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.4 Form Confidentiality Agreement With Management, incorporated by reference from Exhibit 6.4 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.5 Form Letter Agreement Executed By Distributors, incorporated by reference from Exhibit 6.5 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.6 Office Lease, incorporated by reference from Exhibit 6.6 to Form 10SB12G filed on October 13, 1999 (file no. 000-27627).

         10.7  Office Lease, Dated August 15, 2000.

         10.8 Form of Subscription Agreement for Units consisting of 50,000 shares of common stock, 50,000 Class A Warrants and 50,000 Class B Warrants, incorporated by reference from Exhibit 4 to Form 8-K filed on December 19, 2000 (file no. 000-27627).

         10.9  First Amendment of Office Lease, dated as of December 19, 2000.

         11 Statement Re: Computation of Per Share Earnings, incorporated by reference from Exhibit 11 to Form 10-QSB12G filed on February 14, 2001 (file no. 000-27627).

         16 Letter On Change In Certifying Accountants, incorporated by reference from Exhibit 16 to our Form 8-K/A filed on January 26, 2001 (file no. 000-27627).

         23.1  Consent of Herrick, Feinstein LLP (included in Exhibit 5.1).

         23.2  Consent of Gerson Preston & Company, P.A.

         23.3  Consent of PricewaterhouseCoopers, LLP.

         23.4 Consent of Diagnostic Consulting Group for use by us of information contained in a report of industry information prepared on our behalf.

         24 Power of Attorney (filed as part of the signature page to this registration statement).

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its Counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table; and

             (iii) To include additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act (the "ACT") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 4 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, Florida, on the 28th day of March, 2001.


                                         WORLD DIAGNOSTICS INC.

                                         By:  /s/ Ken Peters
                                              ---------------------------------
                                              Name:    Ken Peters
                                              Title:   President and Director


         In accordance with the requirements of the Securities Act of 1933, this amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates stated.



        Signature                        Title                        Date


/s/ Paul Kamps                Executive Vice President -         March 28, 2001
---------------------------   Finance and Administration
Paul Kamps                    (principal financial officer and
                              principal accounting officer)


/s/ Barry Peters              Chairman & Director                March 28, 2001
---------------------------
Barry Peters

/s/ Ken Peters                President (principal executive     March 28, 2001
---------------------------   officer) & Director
Ken Peters

/s/ Richard P. Humbert        Director                           March 28, 2001
---------------------------
Richard P. Humbert

                              Director                           March 28, 2001
---------------------------
Orna L. Shulman

                              Director                           March 28, 2001
---------------------------
Michael Kondracki

/s/          *                Director                           March 28, 2001
---------------------------
Trevor Campbell

                              Director                           March 28, 2001
---------------------------
Nava Swersky Sofer


*By: /s/  Barry Peters
     ----------------------
     Barry Peters

As attorney-in-fact pursuant
to Power of attorney filed
as part of signature page to
initial filing of this
registration statement